Exhibit 2.2

Execution Version

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

DS HEALTHCARE GROUP, INC.,

PHMD PROFESSIONAL ACQUISITION CORP.

PHOTOMEDEX TECHNOLOGY, Inc.

and

PhotoMedex, Inc.

TABLE OF CONTENTS

Page

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made as of February 19, 2016, (the “Execution Date”) by and among DS Healthcare Group, Inc., a Florida corporation (“DSKX”); PHMD Professional Acquisition Corp., a Delaware corporation (“Merger Sub”); PhotoMedex, Inc., a Nevada corporation (“PHMD” or the “Company Stockholder”); and Photomedex Technology, Inc., a Delaware corporation (“Photomedex Technology” or the “Company”). DSKX, Merger Sub, PHMD and Photomedex Technology are each sometimes referred to herein as a “Party” and, collectively, as the “Parties.” Capitalized terms which are used but not otherwise defined herein are defined in A.Section 1.1 below.

INTRODUCTION:

This Agreement is being entered into by the Parties with reference to the following:

A.           As of the date hereof and as at the “Closing Date” (hereinafter defined, PHMD owns and will own 100% of the shares of capital stock of the Company (the “Photomedex Technology Shares”) and the Company directly owns and operates a business that manufactures, sells and distributes the “Professional Products” used in the “Business” (as those terms are hereinafter defined);

B.           This Agreement contemplates a merger of Merger Sub with and into the Company pursuant to Section 251 of the DGCL (hereinafter defined), with the Company remaining as the surviving entity after the merger (the “Merger”), whereby the Company Stockholder will receive securities of DSKX consisting of (i) shares of DSKX Series A Preferred Stock, (ii) shares of DSKX Common Stock and (ii) the DSKX Note (all as defined below) in exchange for 100% of the Photomedex Technology Shares and all of the Securities; and

D.           The Company Stockholder and the board of directors of PHMD believe that the Merger is in the best interests of PHMD and the stockholders of PHMD, and DSKX and its board of directors believe that the Merger is in the best interests of the DSKX and its stockholders; and

E.           At or prior to the execution and delivery of this Agreement, certain of the directors and officers of PHMD, has executed a letter agreement in favor of DSKX, in the form attached hereto as Exhibit F-1, dated as of the date hereof (the “PHMD Affiliate Letter”), pursuant to which each such director or officer, as applicable, has agreed, among other things, to vote all shares of common stock of PHMD owned by such Person in favor of the approval of the Merger Agreements and the transactions contemplated hereby and thereby; and

F.           At or prior to the execution and delivery of this Agreement, certain of the directors, officers and shareholders of DSKX have executed a letter agreement in favor of PHMD, in the form attached hereto as Exhibit F-2, dated as of the date hereof (the “DSKX Affiliate Letter”), pursuant to which each such director, officer or shareholder, as applicable, has agreed, among other things, to vote all shares of DSKX Common Stock owned by such Person in favor of the approval of the Merger Agreements and the transactions contemplated hereby and thereby; and

1

G.           DSKX, Merger Sub, the Company and the Company Stockholder each desire and intend that the Merger qualify as a “reorganization” under Section 368(a)(1)(A), (a)(2)(E) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulation and not subject the Company Stockholder or the Company to income tax liability under the Code; and

H.           As of the date hereof and immediately prior to the Closing Date, PHMD owns and will own Radiancy, Inc., a Delaware corporation (“Radiancy”) and Radiancy directly and indirectly owns and will own all of the issued, subscribed and paid-up share capital of (i) Radiancy Ltd., a private limited company limited by shares, incorporated under the laws of Israel (the “Israel Foreign Subsidiary”) and (ii) Radiancy Hong Kong Limited, a private limited company limited by shares, incorporated under the laws of Hong Kong (the “Hong Kong Foreign Subsidiary”), and (b) the Israel Foreign Subsidiary owns all of the Securities of PhotoTherapeutics Ltd., a private limited company limited by shares, incorporated under the laws of England and Wales (the “UK Foreign Subsidiary”, and with the Israel Foreign Subsidiary and the Hong Kong Foreign Subsidiary, collectively, the “Radiancy Foreign Subsidiaries”); and

I.           Pursuant to a separate agreement and plan of merger and reorganization, dated of even date herewith (the “Radiancy Merger Agreement”), through the merger of its separate wholly-owned merger subsidiary with and into Radiancy to be effected concurrently on the Closing Date under this Agreement (the “Radiancy Merger”), DSKX will also acquire 100% of the share capital of Radiancy and the Radiancy Foreign Subsidiaries (collectively, with Radiancy, the “Radiancy Group”).

NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties hereto, intending legally to be bound, agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1 Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:

“Accounts Receivable” means accounts and notes receivable and any security, claim, remedy or other right related to any of the foregoing.

“Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than DSKX, PHMD or one of their Subsidiaries for (a) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of either (i) DSKX, or (ii) PHMD, Photomedex Technology or Radiancy (or any one or more member of the Radiancy Group) whose businesses constitutes 15% or more of the consolidated or combined net revenues, net income or assets of either DSKX and its Subsidiaries (when taken as a consolidated whole), PHMD and its Subsidiaries (when taken as a consolidated whole), Photomedex Technology or the Radiancy Group, or (b) the acquisition in any manner, directly or indirectly, of over 15% of the equity securities or consolidated total assets of DSKX, PHMD, Photomedex Technology or the Radiancy Group, in either case, other than the Mergers contemplated by this Agreement or under the Photomedex Merger Agreement.

2

“Adjusted Working Capital” shall mean as at December 31, 2015 and as at the Closing Date, the sum of the (a) Working Capital of Photomedex Technology and (b) the consolidated Working Capital of Radiancy and the Radiancy Group, after deduction of all accrued salaries, bonuses and fees payable to Dolev Rafaeli, Yoav Ben-Dror, Dennis McGrath and directors of PHMD and its Subsidiaries. At all times, any and all amounts, both past, present and future due to the PhotoMedex’s chief executive officer, president and chief financial officer (the “PhotoMedex executive officers”) pursuant to their respective employment agreements each dated March 10, 2015 are and shall remain the sole responsibility of PHMD and are not to be assumed by DSKX, but shall be paid in accordance with terms of such agreements that expire on December 31, 2018. In order to secure that Yoav Ben Dror shall not compete during the term expiring on December 31, 2018, PHMD shall pay to Yoav Ben Dror an amount equal to the compensation previously paid by Radiancy to Yoav Ben Dror to be paid in equal monthly installments until December 31, 2018. PHMD will continue to take all measures necessary to insure: (i) these employment agreements with PhotoMedex executive officers; and (ii) the assumption of the aforesaid payments to Yoav Ben Dror, remain in full force and effect thru its term.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Anniversary Date” shall mean a date which shall be thirty-six (36) months from the Closing Date of this Agreement.

“Anniversary Market Price” means the volume weighted average of the closing prices of DSKX Common Stock, as traded on any National Stock Exchange, for the thirty (30) consecutive trading days which shall end on the Anniversary Date.

“Anniversary Year” means each year that is the first anniversary of the Closing Date and each anniversary year thereafter that ends on the 365th day in such subsequent year.

3

“Business Assets” means all of the assets and properties of Company, and/or any other direct or indirect Subsidiaries of the Company, wherever located, to the extent such assets or properties are primarily used in, or otherwise necessary for, the operation of the Company Business, including, without limitation, the exclusive world-wide rights to develop, produce, sell and distribute all Professional Products, together with all (i) cash and marketable securities, (ii) Accounts Receivable, (iii) Inventories, (iv) intangible property associated with all Professional Products, (v) Intellectual Property associated with all Professional Products, (vi) customer lists, (vii) supplier lists, (viii) other records, (ix) websites, (x) technology used to manage and operate the Company Business including all software and databases, (xi) title to and all rights and licenses to use all patents, trademarks, trade names, registrations, web addresses, formulations, mechanical drawings, molds, digital and filmed production pieces, (xii) marketing materials, (xiii) sources of supply, (xiv) vendor lists, (xv) Contacts, (xvi) Licenses, (xvii) know how, (xviii) all products currently in development, (xix) active and viable customer sales contracts and agreements, (xx) print material inventory that has been paid for in full or under order, (xxi) the Securities, and (xxii) the goodwill of the Company Business as a going concern.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York, or is a day on which banking institutions located in New York, NY are authorized or required by Legal Requirement or other governmental action to close.

“Business Employee” means (i) as to Photomedex Technology, an employee, officer, director or other service provider of the Company or any other direct or indirect Subsidiary of the Company who is primarily or exclusively engaged in providing services to the Company Business and (ii) as to DSKX and the DSKX Group, an employee, officer, director or other service provider of DSKX, Merger Sub, any member of the DSKX Group, or any other direct or indirect Subsidiary of DSKX.

“Certificate of Merger” shall mean the certificate of merger to be filed on the Closing Date with the Secretary of State of the State of Delaware under Title 8, Section 251(c) of the DGCL.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Business” shall mean the development, production, marketing and distribution of the Professional Products throughout the world.

“Company Business Vendor Contracts” means all vendor and supplier Contracts that are primarily used in the Company Business, including the Contracts with vendors and suppliers listed on Section 3.15(a)(ii) of the Photomedex Technology Disclosure Schedule.

“Company Shares” shall mean the 5,000 shares of common stock, $0.01 par value per share of the Company, representing 100% of the issued and outstanding capital stock of the Company.

“Contract” means any agreement or contract or other binding obligation, commitment or undertaking whether written or verbal.

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“DSKX Articles of Amendment” shall mean the certificate of amendment to the Articles of Incorporation of DSKX in the form of Exhibit A annexed hereto and made a part hereof, that inter alia, establishes the rights, preferences and privileges of the DSKX Series A Preferred Stock.

4

“DSKX Board” means the board of directors of DSKX.

“DSKX Business” means development, production and world-wide sale and distribution of DSKX Products which are marketed through salons, spas, department stores, specialty retailers and distributors.

“DSKX Business Assets” means all of the assets and properties of DSKX and Merger Sub, and/or any other direct or indirect Subsidiaries of DSKX, wherever located, to the extent such assets or properties are primarily used in, or otherwise necessary for, the operation of the DSKX Business, including, without limitation, the exclusive world-wide rights to develop, produce, sell and distribute all DSKX Products, together with all (i) cash and marketable securities, (ii) Accounts Receivable, (iii) Inventories, (iv) intangible property associated with all DSKX Products, (v) Intellectual Property associated with all DSKX Products, (vi) customer lists, (vii) supplier lists, (viii) other records, (ix) websites, (x) technology used to manage and operate the DSKX Business including all software and databases, (xi) title to and all rights and licenses to use all patents, trademarks, trade names, registrations, web addresses, formulations, mechanical drawings, molds, digital and filmed production pieces, (xii) marketing materials, (xiii) sources of supply, (xiv) vendor lists, (xv) Contacts, (xvi) Licenses, (xvii) know how, (xviii) all products currently in development, (xix) active and viable customer sales contracts and agreements, (xx) print material inventory that has been paid for in full or under order, (xxi) the Securities, and (xxii) the goodwill of the DSKX Business as a going concern.

“DSKX Common Stock” shall mean the common stock of DSKX, $0.001 par value per share.

“DSKX Closing Photo-Tech Merger Shares” shall mean eight million seven hundred fifty thousand (8,750,000) shares of DSKX Common Stock.

“DSKX Conversion Shares” shall mean all shares of DSKX Common Stock that are issued or issuable upon the optional or mandatory conversion of the DSKX Series A Preferred Stock into shares of DSKX Common Stock, all as contemplated by the DSKX Articles of Amendment.

“DSKX Disclosure Schedule” means the Disclosure Schedule delivered by DSKX to PHMD and the Company concurrently with the execution and delivery of this Agreement.

“DSKX Group” means, collectively, DSKX, Merger Sub, and the DSKX Subsidiaries.

“DSKX Group Financial Statements” means collectively, (a) the unaudited consolidated balance sheet of the DSKX Group as of September 30, 2015, (b) the audited consolidated balance sheet of the DSKX Group as at December 31, 2014 and 2015, (c) the audited statement of operations and statement of cash flows of the DSKX Group for the twelve months ended December 31, 2014 and 2015, and (d) the unaudited statement of operations and statement of cash flows of the DSKX Group for the nine (9) months ended September 30, 2015.

5

“DSKX Key Executives” shall mean the individual and collective reference to Daniel Khesin, Renee Barch-Niles, Manny Gonzalez, Dr. Brijesh Patel and Mark Brockelman.

“DSKX Photo-Tech Merger Shares” shall mean the collective reference to the sum of (a) all of the DSKX Closing Photo-Tech Merger Shares issued by DSKX on the Closing Date under this Agreement, and (b) the Make-Whole Shares (if any) issuable following the Closing Date under this Agreement.

“DSKX Merger Shares” shall mean the collective reference to (a) the DSKX Photo-Tech Merger Shares to be issued and issuable under this Agreement, and (b) the sum of (i) the DSKX Series A Preferred Stock and (ii) the DSKX Conversion Shares, issued and issuable by DSKX under the Radiancy Merger Agreement.

“DSKX Merger Securities” shall mean the collective reference to (a) the DSKX Merger Shares, and (ii) the DSKX Note, issued by DSKX under the Radiancy Merger Agreement.

“DSKX Note” shall mean the $4,500,000 installment note of DSKX (subject to adjustment) issued under the Radiancy Merger Agreement.

“DSKX Per Share Conversion Price” shall have the meaning as that term is defined in the Radiancy Merger Agreement and in the DSKX Articles of Amendment.

“DSKX Products” means the personal care products that address thinning hair conditions, hair care skin care and other personal care needs, and which are marketed and sold by DSKX and Subsidiaries primarily under the “DS Laboratories” brand, including the following:

Thinning Hair	Hair Care	Skin Care	Personal Care
Revita	Dandrene	Hydroviton.CR	Nirena
Revita LT	Nia	Keramene	Spectral.Lash
Spectral	Radia	Oligio.DX
Trioxil

In addition, certain other personal care products are sold under the “Polaris Labs” and “Sigma Skin” brands.

“DSKX Reference Make-Whole Shares” shall mean six million (6,000,000) of the DSKX Closing Photo-Tech Merger Shares.

“DSKX Series A Preferred Stock” shall mean the 2,000,000 shares of Series A preferred stock authorized for issuance in the DSKX Articles of Amendment.

“DSKX Subsidiaries” shall mean the direct and indirect Subsidiaries of DSKX listed on Schedule 4.3 to the DSKX Disclosure Schedule.

“DSKX Triggering Event” means any of the following: (i) the DSKX Board (or any committee thereof) shall effect a DSKX Adverse Recommendation Change, (ii) DSKX shall fail to include in the Proxy Statement of DSKX, or shall have amended the Proxy Statement of DSKX to exclude, the DSKX Board Recommendation, (iii) DSKX (or any Subsidiary thereof) or the DSKX Board (or any committee thereof) shall approve, adopt, endorse, recommend or enter into any Acquisition Agreement, (iv) DSKX shall have materially breached any of its obligations under Section 5.9 of this Agreement, or (v) DSKX (or any Subsidiary thereof) or the DSKX Board (or any committee thereof) shall authorize or publicly propose any of the foregoing.

6

“Employee Benefit Plan” means each “employee benefit plan” as such term is defined in Section 3(3) of ERISA and each other material employee benefit plan, program or arrangement relating to deferred compensation, bonus, severance, retention, employment, change of control, fringe benefit, profit sharing, unemployment compensation, welfare benefit or other employee benefits, excluding any Multiemployer Plan, (i) established, maintained, sponsored or contributed to (or with respect to which an obligation to contribute has or had been undertaken) by a Person on behalf of any current or former Business Employee or their beneficiaries or (ii) with respect to which a Person has any current obligation or liability (continuing or otherwise) on behalf of a Business Employee.

“Environmental Laws” means all federal and state statutes or regulations concerning the pollution, protection or cleanup of the environment, including those relating to the treatment, storage, disposal, handling, transportation, discharge, emission or release of Hazardous Substances, including the Clean Air Act, the Clean Water Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, and the Comprehensive Environmental Response, Compensation, and Liability Act.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means each entity that is treated as a single employer with such entity for purposes of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fundamental Representations” means, collectively, the representations and warranties set forth in Section 3.1 (Organization; Power; Authorization), Section 3.2(a) (Binding Effect; Noncontravention), Section 3.3(b) (Capitalization), Section 3.7(a) (Title to Assets), Section 3.10 (Tax Matters), Section 3.11 (Environmental Matters), Section 3.14 (Employee Benefits), Section 3.19 (Brokerage), Section 4.1 (Organization; Power; Authorization), Section 4.2(a) (Binding Effect; Noncontravention), Section 4.3(b) (Capitalization), Section 4.7(a) (Title to Assets), Section 4.10 (Tax Matters), Section 4.11 (Environmental Matters), Section 4.14 (Employee Benefits), and Section 4.19 (Brokerage).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Entity” means any transnational, domestic or foreign federal, state, local or other governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Hazardous Substance” means any (a) element, compound or substance that is defined, listed or otherwise classified as a pollutant, toxic pollutant, contaminant, hazardous or toxic substance, hazardous waste, or radioactive material under Environmental Laws; (b) petroleum, petroleum-based or petroleum-derived substance or waste; or (c) asbestos-containing material.

7

“Independent Director(s)” shall mean those members of the boards of directors of each of DSKX, the Surviving Corporation of the Merger contemplated hereby, and the Company who are deemed to be qualified “independent directors” within the meaning of the Rules and Regulations established by the Nasdaq Stock Exchange.

“Intellectual Property” means, with respect to the Company, all (a) United States and foreign patents, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, inventions (whether or not patentable) and improvements thereto, (b) United States and foreign trademarks, service marks, logos, trade dress and trade names or other source-identifying designations or devices, (c) United States and foreign copyrights and design rights, whether registered or unregistered, and pending applications to register the same, (d) Internet domain names and registrations thereof, (e) confidential ideas, trade secrets, computer software, including source code, derivative works, moral rights, know-how, works-in-progress, concepts, methods, processes, inventions, invention disclosures, formulae, reports, data, customer lists, mailing lists, business plans or other proprietary information, and (f) any and all other intellectual property rights throughout the world including, without limitation, the Intellectual Property listed on Section 3.12(a) of the Photomedex Technology Disclosure Schedule or Section 4.12(a) of the DSKX Disclosure Schedule, as applicable.

“Inventory” or “Inventories” means as to the applicable Person(s) collectively, the inventories of finished goods, raw materials, work in progress, supplies, packaging materials and other related items.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means (i) as to the Company, the actual knowledge of the PHMD and Company Key Executives, after conducting a reasonable inquiry and investigation (consistent with such Person’s title and/or responsibility) concerning the existence of a particular fact or matter, and (ii) as to DSKX, the actual knowledge of the DSKX Key Executives, after conducting a reasonable inquiry and investigation (consistent with such Person’s title and/or responsibility) concerning the existence of a particular fact or matter.

“Lease” means all leases, subleases and other Contracts under which the Company or the DSKX Group, as applicable, leases, uses or occupies, or has the right to use or occupy, any real property that is primarily used in, or otherwise necessary for, the operation of the Company Business or the DSKX Business, as applicable.

“Leased Real Estate” means all real property that the Company or the DSKX Group, as applicable leases, subleases or otherwise uses or occupies, or has the right to use or occupy, pursuant to a Lease.

“Legal Requirement” means any requirement arising under any action, law, treaty, rule or regulation, determination or direction of a Governmental Entity.

“License” means (i) as to the Company, all licenses, sublicenses and other Contracts under which the Company licenses or has the right to use any Professional Products, Intellectual Property, or other Company Business Assets that is primarily used in, or otherwise necessary for, the operation of the Company Business, and (ii) as to DSKX, all licenses, sublicenses and other Contracts under which any member of the DSKX Group licenses or has the right to use any Intellectual Property, or other DSKX Business Assets that is primarily used in, or otherwise necessary for, the operation of the DSKX Business.

8

“Liens” means any mortgage, pledge, lien, security interest, charge, hypothecation, option, right of first refusal, easement, right of way, restriction on transfer or use, title defect, encroachment or other encumbrance or other adverse claim of any kind.

“Losses” means, with respect to any Person, any and all liabilities, costs, damages, deficiencies, penalties, fines or other losses or expenses incurred by such Person (including reasonable out-of-pocket expenses of investigation and reasonable out-of-pocket attorneys’ or consultants’ fees and expenses as a result or arising out of any action, suit or proceeding whether involving a Third Party Claim or a claim solely between the Parties to enforce the provisions hereof), but not including any consequential damages, special damages, incidental damages, indirect damages, punitive damages, diminution in value or lost profits, except to the extent payable by an Indemnified Person to a Person in a Third-Party Claim.

“Material Adverse Effect” means:

(A)         as to the Company, a material adverse effect on (i) the assets, liabilities, results of operations or condition (financial or otherwise) or prospects of the Company Business of the Company, (ii) the ability of the Company to perform their material obligations hereunder or to consummate the transactions contemplated hereby; and

(B)         as to DSKX, a material adverse effect on (i) the assets, liabilities, results of operations or condition (financial or otherwise) or prospects of DSKX and its Subsidiaries (when taken as a consolidated whole), or (ii) the ability of DSKX to perform its material obligations hereunder or to consummate the transactions contemplated hereby;

but in each case, excluding any effect resulting from (a) general economic conditions or general effects on the industry in which the Company and DSKX and its Subsidiaries is primarily engaged (including as a result of an outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war, or the occurrence of any other calamity or crisis (including any act of terrorism) or any change in financial, political or economic conditions in the United States or elsewhere) not having a materially disproportionate effect on the DSKX Business or the Company Business relative to other participants in the industry in which the DSKX Business or the Company is primarily engaged, or (b) any change or amendment to any Legal Requirement or any change in the manner in which any Legal Requirement is enforced generally affecting the industry in which the DSKX Business or the Company Business is primarily engaged and not specifically relating to or having a materially disproportionate effect on the DSKX Business or the Company Business (as applicable) relative to other participants in the industry in which the DSKX Business or the Company Business is primarily engaged, (c) any public announcement of the transactions contemplated by this Agreement in accordance with the terms of this Agreement.

“Make-Whole Shares” shall have the meaning as is defined in Section 2.7 of this Agreement.

9

“Mergers” shall mean the collective reference to the Merger contemplated by this Agreement and the merger contemplated by the Radiancy Merger Agreement.

“Merger Consideration” shall have the meaning as is defined in Section 2.5 of this Agreement.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA.

“National Stock Exchange” shall mean any one of the New York Stock Exchange, NYSE:Amex Exchange or Nasdaq Stock Exchange, including the Nasdaq Capital Markets.

“Neova Products” shall mean all of the Professional Products under the Neova® Intellectual Property and brand.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Entity or by any arbitrator.

“Ordinary Course of Business” means the ordinary course of the operation of (i) the Company Business consistent with past practices of the Company or (ii) the DSKX Business consistent with past practices of DSKX.

“Permits” means all permits, licenses, franchises, approvals, authorizations, and consents required to be obtained from Governmental Entities necessary to conduct and operate the Company Business or the DSKX Business, as applicable, each as currently conducted or operated.

“Permitted Liens” means (i) liens for Taxes, which either (a) are not delinquent or (b) are set forth in the Photomedex Technology Disclosure Schedule and/or the DSKX Disclosure Schedule and are being contested in good faith and by appropriate proceedings and for which an appropriate reserve has been established on the 2015 Company Balance Sheet or the most recent DSKX balance sheet in accordance with GAAP, (ii) mechanics’, materialmen’s or contractors’ liens or encumbrances for construction in progress and workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the Ordinary Course of Business and which do not materially impair the occupancy or use, value or marketability of the property which they encumber, (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over the real property which do not materially impair the occupancy or use, value or marketability of the property which they encumber, any (iv) covenants, conditions, restrictions, easements and other matters affecting the assets or property of the Company Business or the DSKX Business, as applicable, which do not materially impair the occupancy or use, value or marketability of the property which they encumber.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

“Photomedex Technology” shall mean Photomedex Technology, Inc., a Delaware corporation, and a wholly-owned Subsidiary of PHMD.

10

“PHMD Board” means the board of directors of PHMD.

“PHMD and Company Key Executives” shall mean the individual and collective reference to Dennis McGrath, Dolev Rafaeli, and Michele Pupach.

“PHMD Transferees” means any one or more Persons who receives any of the Merger Securities from PHMD, whether by purchase, assignment, dividend or distribution, or other transfer.

“PHMD Triggering Event” means any of the following: (i) the PHMD Board (or any committee thereof) shall effect a PHMD Adverse Recommendation Change, (ii) PHMD shall fail to include in the Proxy Statement of PHMD, or shall have amended the Proxy Statement of PHMD to exclude, the PHMD Board Recommendation, (iii) PHMD (or any Subsidiary thereof) or the PHMD Board (or any committee thereof) shall approve, adopt, endorse, recommend or enter into any Acquisition Agreement, (iv) PHMD shall have materially breached any of its obligations under Section 5.9 of this Agreement or the Radiancy Merger Agreement, or (v) PHMD (or any Subsidiary thereof) or the PHMD Board (or any committee thereof) shall authorize or publicly propose any of the foregoing.

“Proceeding” means any action, audit, arbitration, audit, examination, hearing, litigation, or suit (whether civil, criminal or administrative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

“Professional Products” shall mean the professional skin care products currently being sold direct-to-consumer and to professional offices such as dermatologists under the Neova brand and other products and items listed on Appendix I annexed hereto.

“Radiancy” shall mean Radiancy, Inc., a Delaware corporation, a wholly-owned Subsidiary of PHMD, including; (A) it’s direct foreign Subsidiairies (i) Radiancy Ltd., a private limited company limited by shares, incorporated under the laws of Israel, (ii) Radiancy Hong Kong Limited, a private limited company limited by shares, incorporated under the laws of Hong Kong, and (B) it’s indirect Subsidiary (i) PhotoTherapeutics Ltd., a private limited company limited by shares, incorporated under the laws of England and Wales and wholly-owned Subsidiary of Radiancy Ltd.

“Radiancy Merger Agreement” shall mean the agreement and plan of merger, dated of even date herewith and in the form of Exhibit B annexed hereto and made a part hereof, among DSXK, PHMD Consumer Acquisition Corp., a Delaware corporation (“PCAC”), PHMD and Radiancy pursuant to which, inter alia, PCAC shall be merged with and into Radiancy, with Radiancy, as the surviving entity of such merger.

“Photomedex Technology Disclosure Schedule” means the Disclosure Schedule delivered by the Radiancy Group to DSKX and Merger Sub concurrently with the execution and delivery of this Agreement.

“Radiancy Group” means, collectively, Radiancy and all of the Radiancy Foreign Subsidiaries.

11

“Photomedex Technology Financial Statements” means collectively, (a) the unaudited consolidated balance sheet of the Company as of September 30, 2015, (b) the audited consolidated balance sheet of the Company as at December 31, 2014 and 2015, (c) the audited statement of operations and statement of cash flows of the Company for the twelve months ended December 31, 2014 and 2015, and (d) the unaudited statement of operations and statement of cash flows of the Radiancy Group for the nine (9) months ended September 30, 2015.

“Registration Rights Agreement” shall mean the registration rights agreement covering the DSKX Merger Shares between DSKX and PHMD in the form annexed hereto as Exhibit C and made a part hereof.

“Representatives” means, with respect to any Person, each of the Affiliates, directors, officers, employees, agents and other representatives (including attorneys, accountants and financial advisors) of such Person.

“Sale of Control” shall mean the sale to any Person not otherwise an Affiliate of DSKX of all or substantially all of the assets, securities or businesses of DSKX and its consolidated Subsidiaries, whether through an asset sale, stock sale, merger, consolidation, tender offer or like combination, in a transaction whereby the power to elect a majority of the members of the board of directors of DSKX shall be vested in such unaffiliated Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities” shall mean 100% of the share capital or ordinary shares of each of the Israel Foreign Subsidiary, the UK Foreign Subsidiary and the Hong Kong Foreign Subsidiary.

“Securities Act” means the Securities Act of 1933, as amended.

“Stockholders Agreement” shall mean the stockholders agreement among DSKX, PHMD, Radiancy and Photomedex Technology (as surviving corporations of the Mergers) in the form of Exhibit D annexed hereto and made a part hereof.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation or a limited liability company (with voting securities), a majority of the total voting power of shares of stock or interest entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company (without voting securities), partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

12

“Superior Proposal” shall have the meaning as that term is defined in the Radiancy Merger Agreement.

“Taxable Period” means any period prescribed by any Governmental Entity for which a Tax Return is required to be filed or a Tax is required to be paid.

“Taxing Authority” means any U.S. or non–U.S. federal, national, state, provincial, county, or municipal or other local government, any subdivision, agency, commission, or authority thereof (or any quasi-governmental body) exercising any taxing authority, or any other authority exercising tax regulatory authority in its capacity as doing such.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means (i) any and all taxes, installments, assessments, charges, duties, fees, levies or other governmental charges, including income, franchise, margin, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, land transfer, employer, health, goods and services, harmonized sales, social contribution, employment insurance premium, unemployment compensation, disability, transfer, sales, use, service, escheat, unclaimed property, license, excise, gross receipts, value-added (ad valorem), add-on or alternative minimum, environmental, severance, stamp, occupation, premium, unclaimed property, escheat and all other taxes of any kind for which a Person may have any liability imposed by any Taxing Authority, whether disputed or not, and any charges, fines, interest or penalties imposed by any Taxing Authority or any additional amounts attributable or imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, combined, consolidated or unitary group for any Taxable Period; (iii) any liability for the payment of amounts of the type described in clause (i) or clause (ii) as a result of being a Transferees of, or a successor in interest to, any Person or as a result of an express or implied obligation to indemnify any Person.

“Termination Fee” shall have the meaning as defined in Section 8.3(b) of the Radiancy Merger Agreement.

“Third Party Claim” means any claim or Proceeding by any Person, other than the Company, Merger Sub or any of their respective Affiliates.

“Trading Days” shall mean any Business Day on which DSKX Common Stock is traded on the Nasdaq Capital Markets or other National Stock Exchange.

“Transaction Documents” means the collective reference to this Agreement, the Certificate of Merger, the DSKX Articles of Amendment, the Radiancy Merger Agreement, the DSKX Note, the Registration Rights Agreement, the Stockholders Agreement, and the Transition Services Agreement.

“Transition Services Agreement” means that certain Transition Services Agreement, dated as of the Closing Date, among Radiancy, PHMD and the certain of the PHMD Key Executives, in the form of Exhibit E annexed hereto and made a part hereof.

13

“Working Capital” with respect to the Radiancy Group and Photomedex Technology, shall mean for purposes of this Agreement and the Radiancy Merger Agreement, at any point in time (a) the sum of all (i) cash and short term investments, (ii) Accounts Receivable (net of reserves and allowances for bad debts) and (iii) Inventories, less (b) the sum of (i) all Accounts Payable and (ii) accrued payroll and other related expenses (excluding any accrued compensation to the PhotoMedex directors in either their board capacity or their executive management capacity) , as set forth on a combined and consolidated balance sheet (net of all intercompany eliminations and adjustments) prepared in accordance with GAAP and consistent with PHMD SEC Filings and as illustrated in the pro forma working capital table on Exhibit G.

Exhibits

DSKX Articles of Amendment – Exhibit A

Radiancy Merger Agreement– Exhibit B

Registration Rights Agreement – Exhibit C

Stockholders Agreement – Exhibit D

Transition Services Agreement – Exhibit E

Form of PHMD Affiliate Letter – Exhibit F-1

Form of DSKX Affiliate Letter – Exhibit F-2

Illustrative Working Capital Adjustment – Exhibit G

Appendices:

Appendix I – List of Professional Products in addition to the Neova Product.

Section 1.2 Interpretation. Unless otherwise indicated to the contrary herein by the context or use thereof (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof, (ii) the word “including” means “including, but not limited to,” (iii) words importing the singular will also include the plural, and vice versa, and (iv) any reference to any federal, state, local, or foreign statute or law (including within the definition of Legal Requirement) will be deemed also to refer to all rules and regulations promulgated thereunder. References to $ will be references to United States Dollars, and with respect to any Contract, obligation, liability, claim or document that is contemplated by this Agreement but denominated in currency other than United States Dollars, the amounts described in such Contract, obligation, liability, claim or document will be deemed to be converted into United States Dollars for purposes of this Agreement as of the applicable date of determination.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon and subject to the terms and conditions set forth in this Agreement, Merger Sub shall merge with and into the Company at the Effective Time (as defined below) (the “Merger”). From and after the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”). The “Effective Time” shall be the time at which the Certificate of Merger in proper form and duly executed, reflecting the Merger pursuant to Section 251 of the DGCL is filed with the Secretary of State of the State of Nevada. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL.

14

Section 2.2 The Closing. The Merger and the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place immediately following the Closing of the transactions contemplated by the Radiancy Merger Agreement at the offices of CKR Law LLP, in New York, New York, commencing at 10:00 a.m. local time on such date as all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have been satisfied or waived, on such mutually agreeable later date as soon as practicable after the satisfaction or waiver of all conditions (excluding the delivery of any documents to be delivered at the Closing by any of the Parties) set forth in Article V hereof (the “Closing Date”). The Parties hereto agree that at the Closing and upon the Effective Time of the Merger the Surviving Corporation shall be treated as the owner of all of the Company Business Assets and shall assume all of the liabilities and obligations of the Company as of the Closing Date. In no event shall the Closing and the Closing Date be later than May 31, 2016, unless extended by mutual agreement of DSKX and the Company Stockholder (the “Outside Closing Date”) As used in this Agreement, the term “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the state of New York are required or authorized by applicable Law to close.

Section 2.3 Actions to be Taken. On the Execution Date of this Agreement, (i) (a) PHMD shall have delivered to DSKX duly executed PHMD Affiliate Letters, and (b) DSKX shall have delivered to PHMD duly executed DSKX Affiliate Letters, and (ii) the Radiancy Merger Agreement shall have been duly executed by the parties thereto. At the Closing:

(a)          All of the transactions contemplated by the Radiancy Merger Agreement shall have been consummated;

(b)          The Company Stockholder shall deliver to DSKX and Merger Sub, stock certificates evidencing all, and not less than all, of the Company Shares, duly endorsed in blank for transfer;

(c)          PHMD and Radiancy shall execute and deliver to DSKX and Merger Sub, as applicable, the Registration Rights Agreement, the Stockholders Agreement and the Transition Services Agreement, as well as the various certificates, instruments and documents to be delivered by the PHMD and/or Radiancy pursuant to Sections 5.1 and 5.2;

(d)          DSKX and Merger Sub shall execute and deliver to PHMD and the Company, as applicable, DSKX Articles of Amendment duly filed with the Secretary of State of the State of Florida, the Merger Consideration, the Registration Rights Agreement, the Stockholders Agreement, the Transition Services Agreement, as well as the various certificates, instruments and documents to be delivered by DSKX and/or Merger Sub pursuant to Sections 5.1 and 5.3;

(e)          the Surviving Corporation shall file the Certificate of Merger with the Secretary of State of the State of Delaware; and

15

(f)          DSKX shall issue to PHMD, as the sole “Merger Consideration” (hereinafter defined), stock certificates evidencing the DSKX Closing Photo-Tech Merger Shares.

Section 2.4 Additional Actions. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are reasonably necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either the Company or Merger Sub or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized (to the fullest extent allowed under applicable Delaware Law) to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company or Merger Sub, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company or Merger Sub, as applicable, and otherwise to carry out the purposes of this Agreement.

Section 2.5 Conversion of Company Common Stock; Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of each share of the common stock of the Company (“Company Common Stock”) that is issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive the consideration set forth below in Section 2.5(c) below (the “Merger Consideration”).

(a)          Each share of common stock of Merger Sub, if any, then held by DSKX, Merger Sub or any other wholly-owned Subsidiary of DSKX shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b)          All of the issued and outstanding Company Shares shall be converted into one (1) validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation which shall be issued to and registered in the name of DSKX.

(c)          Subject to the terms and conditions of this Agreement (including the provisions of Section 2.7 below), at the Effective Time, by virtue of the Merger, and without any action on the part of any Party, the sole consideration payable to PHMD under this Agreement (the “Merger Consideration”) shall be the delivery by DSKX to PHMD of a stock certificate evidencing the DSKX Closing Photo-Tech Merger Shares.

(d)          All of the shares of DSKX Common Stock and DSKX preferred stock, including the DSKX Series A Preferred Stock, outstanding immediately prior to the Effective Time of the Merger shall be unaffected as a result of the Merger and shall remain outstanding immediately after the Effective Time of the Merger.

16

Section 2.6 Restricted Securities. The Parties intend that Merger Consideration to be issued to PHMD pursuant to this Agreement will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (“Securities Act”), by reason of Section 4(2) of the Securities Act, Rule 506 of Regulation D promulgated by the SEC thereunder. The Merger Consideration will be “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be offered, sold, pledged, assigned or otherwise transferred unless (a) a registration statement with respect thereto is effective under the Securities Act and any applicable state securities laws, or (b) an exemption from such registration exists and DSKX receives an opinion of counsel to the holder of such securities or to the intended recipient of such securities, which counsel and opinion are reasonably satisfactory to DSKX, that such securities may be offered, sold, pledged, assigned or transferred in the manner contemplated without an effective registration statement under the Securities Act or applicable state securities laws. Accordingly, PHMD acknowledges that the stock certificate(s) evidencing such Merger Consideration shall contain the following restrictive legend:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be sold, pledged, or otherwise transferred in the absence of a registration statement declared effective under the Securities Act or an opinion of counsel reasonably satisfactory to the Company that registration of such Shares is not required under the Securities Act.”

Section 2.7       Make-Whole Shares.

(a)          Subject at all times to the provisions of Section 2.7(b) below, in the event that on the Anniversary Date, the product of multiplying (i) the total number of DSKX Reference Make-Whole Shares issued to PHMD under this Agreement, by (ii) the Anniversary Market Price, shall be less than $20,000,000, then and in such event, DSKX shall issue to PHMD or its PHMD Transferees, by a date which shall be not later than ten (10) Business Days following the Anniversary Date, that aggregate number of additional shares of DSKX Common Stock, based on the Anniversary Market Price, which, when added to the aggregate number of Reference Make-Whole Shares issued on the Closing Date to PHMD under this Agreement would equal $20,000,000 (such additional shares, the “Make-Whole Shares”). To the extent that PHMD has transferred any DSKX Closing Photo-Tech Merger Shares to one or more PHMD Transferee on or prior to the Anniversary Date, each such PHMD Transferee shall receive his or its pro-rata portion of the Make-Whole Shares determined by the amount by which the number of DSKX Closing Photo-Tech Merger Shares issued by PHMD to such PHMD Transferee bears to all DSKX Closing Photo-Tech Merger Shares issued under this Agreement.

(b)          Notwithstanding the provisions of Section 2.7(a) above, in the event that at any time on or before the Anniversary Date (i) PHMD and/or its PHMD Transferees shall have received, on any one or more occasions, aggregate cash net proceeds from the sale of any or all of the Merger Securities issued under this Agreement and the Radiancy Merger Agreement, including payments on the DSKX Note, aggregating $50,000,000, or (ii) PHMD or any PHMD Transferee shall have rejected a bona fide offer from DSKX or its designee to purchase from PHMD or such PHMD Transferee “Offered Shares” (as that term is defined in Section 4.5 of the Stockholders Agreement) at a cash price per share which, when coupled with all cash net proceeds actually received by such Persons from prior sales or collections of Merger Securities, would aggregate $50,000,000, then, and in either event, the “Make-Whole” provisions of Section 2.7(a) of this Agreement would not be applicable and DSKX shall not be obligated to issue any Make-Whole Shares.

17

Section 2.8 Certificate of Incorporation and Bylaws.

(a)          The certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until duly amended or repealed, and the Surviving Corporation may make any necessary filings in the State of Delaware as shall be necessary or appropriate to effectuate or carry out fully the purpose of this Section 2.8.

(b)          The bylaws of Company in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until duly amended or repealed.

Section 2.9 No Further Rights. From and after the Effective Time, no shares of Company Common Stock shall be deemed to be outstanding, and the holder of Company Common Stock, certificated or uncertificated, shall cease to have any rights with respect thereto, except as provided herein or by law, other than the right to receive the Merger Consideration in connection with the Merger.

Section 2.10 Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Common Stock shall thereafter be made. If, on or after the Effective Time, Company Stock Certificates are presented to DSKX or the Surviving Corporation, they shall be cancelled and exchanged for Merger Consideration in accordance with Section 2.5.

Section 2.11 Additional Agreements.

(a)          Registration Rights Agreement. On the Closing Date, DSKX and PHMD shall execute and deliver the Registration Rights Agreement in the form of Exhibit C annexed hereto.

(b)          Stockholders Agreement. On the Closing Date, DSKX, PHMD, Photomedex Technology, Radiancy and certain principal stockholders, executive officers and directors of DSKX and PHMD shall execute and deliver the Stockholders Agreement in the form of Exhibit D annexed hereto.

(c)          Transition Services Agreement. On the Closing Date, PHMD and DSKX shall execute and deliver the Transition Services Agreement in the form of Exhibit E annexed hereto.

(e)          Radiancy Merger Agreement. On the Closing Date and immediately prior to the Effective Time of the Merger, the transactions contemplated by the Radiancy Merger Agreement in the form of Exhibit B annexed hereto shall have been consummated.

18

Section 2.12 Conditions to Closing.

(a)          PHMD Stockholder Approvals. On before the Closing Date, PHMD shall have obtained the approval of the holders of a majority of the shares of PHMD’s voting Common Stock who have attended in person or by proxy and cast their affirmative votes or consents to this Agreement, the Exhibits hereto and all of the transactions contemplated hereunder and thereunder, at a special or annual meeting of the stockholders of PHMD (the “PHMD Stockholders Meeting”) pursuant to a proxy statement under Rule 14A of the Exchange Act. The Board of Directors of PHMD shall recommend that the PHMD stockholders APPROVE all proposals to be included under the PHMD proxy statement.

(b)          DSKX Stockholder Approvals. On before the Closing Date DSKX shall have obtained the approval of the holders of a majority of the shares of DSKX’s voting Common Stock who have attended in person or by proxy and cast their affirmative votes or consents to this Agreement, the issuance of the Conversion Shares under the Purchase Price Note and all DSKX Photo-Tech Merger Shares issued and issuable hereunder at a special or annual meeting of the stockholders of DSKX (the “DSKX Stockholders Meeting”) pursuant to a proxy statement under Rule 14A of the Exchange Act. The Board of Directors of DSKX shall recommend that DSKX’s stockholders APPROVE all proposals to be included under the PHMD proxy statement.

(c)          Proxy Statements. Drafts of the respective proxy statements of each of PHMD and DSKX set forth in Section 2.11(a) and (b) above shall be submitted to the respective Parties within 30 days from the Execution Date of this Agreement and approved by each of the other Party hereto as soon as practicable thereafter; which approvals shall not be unreasonably withheld or delayed.

(d)          Officers Certificate. On the Closing Date, each of PHMD and DSKX shall deliver to each other an officers certificate, in form and substance reasonably satisfactory to the other Party, attaching: (1) a copy of its organizational documents, together with any and all amendments thereto, (2) evidence of the approvals of the PHMD stockholders and the PHMD Stockholders Meeting and DSKX stockholders at DSKX Stockholders Meeting, (3) a certified resolution authorizing it to enter into the transactions contemplated by the Transaction Documents, and (4) such other documents as the other Party may reasonably request. The resolutions referred to above shall designate and authorize the individual or individuals executing this Agreement and the Exhibits hereto.

(e)          No Material Adverse Effect. No Material Adverse Effect concerning the Company Business, the DSKX Business, the Company Business Assets, the DSKX Business Assets, the Radiancy Group or DSKX and its Subsidiaries shall have occurred and shall be continuing.

(f)          Resolutions. Copies of resolutions of the board of directors or comparable managing body of the each of DSKX and PHMD and its relevant Radiancy Group approving and adopting this Agreement, all Exhibits hereto and the Investor Rights Agreement and authorizing execution and delivery thereof, certified by an officer of such Party or Parties as of the Closing Date to be true and correct and in force and effect as of such date.

19

(g)          Representations and Warranties. All representations and warranties under this Agreement shall be true and correct in all material respects on the Closing Date.

(h)          Legal Requirements. Neither the Radiancy Group, PHMD nor DSKX shall be the subject of any legal proceedings, investigations, proceedings or prohibition by any Governmental Authority, or other litigation that (A) would prevent the Parties from consummating the transactions contemplated hereby, (B) could reasonably be expected to have a Material Adverse Effect, (C) would cause any Party to breach any material representation, warranty or covenant under this Agreement and the Exhibits hereto, or (D) could constitute a violation of any of the Rules and Regulations of the Nasdaq Stock Exchange.

(i)          Default. No default or event of default by any of the Radiancy Group or by DSKX shall have occurred and or is continuing under any material contract or agreement to such Person is a Party and which could reasonably be expected to have a Material Adverse Effect.

(j)          Compliance. The DSKX, PHMD and the Radiancy Group shall have complied with all conditions, covenants and agreements on their part to be complied with or performed under this Agreement.

Section 2.13 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the capital stock of DSKX shall occur solely by reason of any reclassification, recapitalization, stock split (including any reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the DSKX Merger Shares and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PHMD AND THE COMPANY

As a material inducement to DSKX and Merger Sub to enter into this Agreement and to consummate the Merger, PHMD and the Company hereby jointly and severally represents and warrants to DSKX and the Merger Sub on behalf of themselves, as follows:

Section 3.1 Organization; Power; Authorization. PHMD is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Each of PHMD and the Company has all necessary corporate power and authority to enter into, deliver and carry out its obligations pursuant to this Agreement and the Transaction Documents to which it is or will be a Party. The execution, delivery and performance of this Agreement and the Transaction Documents to which PHMD and the Company is or will be a Party has been duly authorized by all necessary action on the part of such Person. Except as set forth on Section 3.1 of the Photomedex Technology Disclosure Schedule, the Company does not own, or have any interest in any equity or an ownership interest in, any other Person. The Company, as the case may be, has all necessary power and authority to operate the applicable portion of the Company Business as currently conducted by it and to own and use the properties owned and used by it. The Company is duly authorized to conduct business and are in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to be so qualified would not have a Material Adverse Effect.

20

Section 3.2 Binding Effect; Noncontravention.

(i)          This Agreement has been, and each other Transaction Document to which PHMD and the Company is a Party will be, duly executed and delivered by such Person and (assuming due authorization, execution and delivery by Merger Sub) constitutes (or in the case of the other Transaction Documents, will constitute) a valid and binding obligation of PHMD and the Company which is enforceable against such Person in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a Proceeding at law or in equity).

(ii)         Except as set forth on Section 3.2(b) of the Photomedex Technology Disclosure Schedule, neither the execution and the delivery of this Agreement or the other Transaction Documents by PHMD or the Company nor the consummation of the transactions contemplated hereby, will (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (or an event which with notice or lapse of time or both would become a default), give to others any rights of termination, amendment, acceleration or cancellation of or result in a violation of, (iii) result in the creation of any Lien (other than Permitted Liens) upon any Business Asset pursuant to, or (iv) require any authorization, consent, approval, exemption or other action by or declaration or notice to any Person or Governmental Entity pursuant to (A) any Business Contract or any material Contract to which the Company is a Party, by which it is bound, or to which any of its assets are subject, (B) the certificate of incorporation, bylaws or similar governing documents of the Company, or (C) under any Legal Requirement.

Section 3.3 Capitalization.

(i)          The authorized capital stock of the Company consists of 5,000 shares of common stock, 5,000 of which are issued and outstanding and constitute 100% of the Company Shares. The Company has no direct or indirect Subsidiaries. All of the authorized capital stock of the Company has been duly authorized, is validly issued, fully paid and non-assessable. PHMD and collectively own of record and beneficially 100% of the issued and outstanding Company Shares, free and clear of all Liens (other than Permitted Liens and restrictions on transfer arising under the Securities Act and state or foreign securities laws).

(ii)         Except as set forth on Section 3.3(b) of the Photomedex Technology Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other Contracts that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. The Company is not a Party to, and there are no, voting trusts, proxies, or other agreements or understandings with respect to the voting or transfer of any of the Securities.

21

Section 3.4 Financial Statements.

(i)          All reports, schedules, forms, statements and other documents that were required to be filed prior to the date hereof by PHMD with the SEC pursuant to the reporting requirements of the Exchange Act, as amended, are referred to herein as the “SEC Documents.” All such SEC Documents are available on the EDGAR system. As of their respective dates, the disclosures and other information within the SEC Documents that related to the Company Business or the Company Business Assets complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact related to the Company Business or the Company Business Assets or omitted to state a material fact related to the Company Business or the Company Business Assets required to be stated therein or necessary in order to make the statements therein with respect to the Company Business and/or the Company Business Assets, in light of the circumstances under which they were made, not misleading.

(ii)         The Company Financial Statement (including the notes thereto, if any) has been prepared as to Company, in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby and fairly presents in all material respects the assets and liabilities of the Company and the financial condition of the Company Business and its results of operations as of such dates and for the periods specified; provided, however, that the unaudited Company Financial Statements lack footnotes and other presentation items required by GAAP and are subject to normal year-end adjustments, the effect of which is not material to the presentation thereof.

(iii)        The Adjusted Working Capital of the Company as at December 31, 2015, as reflected on Schedule 3.4(iii) to the Photomedex Technology Disclosure Schedules, has been prepared in accordance with GAAP applied on a consistent basis with the balance sheets of the Company for prior periods and fairly presents in all material respects assets and liabilities of the Company and its Adjusted Working Capital as at December 31, 2015.

(iv)        As soon as practicable and prior to the Closing Date, PHMD shall cause to be audited (as to Radiancy, in accordance with GAAP and as to the Radiancy Foreign Subsidiaries in accordance with IFRS applicable to such Radiancy Foreign Subsidiaries), by the independent accountants for PHMD, (A) the balance sheet of the Company, (B) the consolidated balance sheet of the Radiancy Group as at December 31, 2015, (C) the statement of operations, statement of cash flows and statement of shareholders equity of the Company, and (D) the consolidated statement of operations, statement of cash flows and statement of shareholders equity of the Radiancy Group for the twelve months ended December 31, 2015, including applicable footnotes and schedules thereto (collectively, the “2015 Combined Financial Statements”). Such 2015 Combined Financial Statements shall be delivered to PHMD and DSKX prior to the Closing Date and included in the PHMD Proxy Statement for the PHMD Stockholders Meeting and in the DSKX Proxy Statement for the DSKX Stockholders Meeting.

22

Section 3.5 No Indebtedness or Undisclosed Liabilities. Except as set forth in Section 3.5 of the Photomedex Technology Disclosure Schedule, the Company has no Indebtedness or liabilities or obligations of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, except for (i) liabilities reflected or reserved against in the December 31, 2015 Balance Sheet of the Company (the “2015 Photomedex Technology Balance Sheet”), (ii) current liabilities incurred in the Ordinary Course of Business since the date of the 2015 Photomedex Technology Balance Sheet, (iii) liabilities or obligations explicitly disclosed in the Photomedex Technology Disclosure Schedule as such, (iv) future performance obligations under material Business Contracts or Employee Benefit Plans that did not result from any breach or default thereunder, and (v) obligations to comply with applicable Legal Requirements that did not result from any breach or default thereunder which could reasonably be expected to have a Material Adverse Effect.

Section 3.6 Absence of Changes. Since September 30, 2015, except as set forth in Section 3.6 of the Photomedex Technology Disclosure Schedule, the Company and the Business of the Company has been operated in the Ordinary Course of Business in all material respects and there has been, with respect to the Company Business, no:

(i)          event that has had or would reasonably be expected to have a Material Adverse Effect;

(ii)         change in the authorized or issued equity securities; grant of any option or right to purchase equity securities of the Company; issuance of any security convertible into such equity securities; grant of any registration rights; or purchase, redemption, retirement, or other acquisition by the Company of any such equity securities;

(iii)        amendment to the certificate of incorporation, bylaws or other organizational documents of the Company;

(iv)        payment or increase by the Company of any bonuses, salaries, or other compensation to any director or officer of the Company Business, in each case, other than as required by any existing Contract, Legal Requirement or the terms of an Employee Benefit Plan, nor entry into any employment, severance, or similar Contract with any director, officer, or employee of the Company Business;

(v)         adoption of, or material increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other Employee Benefit Plan for or with any employees of the Company Business;

(vi)        dividends or distributions of cash or other property have or shall be made by the Company to PHMD or its other Affiliates;

(vii)       damage to or destruction or loss of any asset or property of the Company Business, whether or not covered by insurance, that materially and adversely affects the properties, assets, business, financial condition, or prospects of the Company Business or the Company Business Assets, taken as a whole;

23

(viii)      entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement that is material to the Company Business, (ii) any material Contract included in the Company Assets or transaction involving the Company Business with a total remaining commitment by or to the Company that is or is reasonably expected to be in excess of $100,000, or (iii) any other material Company Business Contract, in each case, other than in the Ordinary Course of the Company Business;

(ix)         sale, lease or other disposition of any Company Business Assets, other than (i) in the Ordinary Course of Business, (ii) assets or property having an aggregate value of less than $25,000, or (iii) payments of cash dividends;

(x)          mortgage, pledge, or imposition of any Lien (other than Permitted Liens) on any Business Asset;

(xi)         cancellation or waiver of any claims or rights with respect to a Business Asset with a value in excess of $25,000;

(xii)        material change in the accounting methods or policies used by the Company in respect of the Company Business; or

(xiii)       agreement, whether oral or written, by the Company to do any of the foregoing in respect of the Company Business.

Section 3.7 Title to Assets; Condition; Inventory; Accounts Receivable.

(i)          Except as set forth in Section 3.7 of the Photomedex Technology Disclosure Schedule, the Company, and one or more of their direct or indirect Subsidiaries, collectively have good and marketable title to, or a valid and binding leasehold interest in or right to use, all of the Company Business Assets, free and clear of all Liens except for Permitted Liens. The Company Business Assets comprise all assets that are primarily used in, or otherwise necessary for, the operation of the Company Business as conducted immediately prior to the Closing. The Company Business Assets are sufficient for the continued conduct of the Company Business immediately after the Closing in substantially the same manner as conducted immediately prior to the Closing.

(ii)         The buildings, plants, structures, and equipment of the Company are (i) structurally sound, (ii) in good operating condition and repair, ordinary wear and tear excepted, and (iii) adequate for the uses to which they are being put, in each case, in all material respects.

(iii)        All Inventory of the Company consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All of the Inventory owned by the Company is owned by the Company free and clear of all Liens, except for Permitted Liens, and no Inventory owned by the Company is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) owned by the Company are not excessive, but are reasonable in the present circumstances of the Company.

24

(iv)        All Accounts Receivable of the Company held by any of the Company has arisen from bona fide, arm’s length transactions entered into by the Company involving the sale of goods or the rendering of services in the Ordinary Course of Business and there is no pending or, to PHMD’s Knowledge, threatened dispute regarding such Accounts Receivable.

Section 3.8 Compliance with Laws; Permits. Section 3.8 of the Photomedex Technology Disclosure Schedule correctly lists each Permit that is material to the operation of the Company as conducted immediately prior to the Closing, together with the name of the Governmental Entity issuing such Permit. Each such Permit is valid and in full force and effect, the Company is not in default in any material respect under, and, to PHMD’s Knowledge, no condition exists that with notice or lapse of time or both would constitute a default under, any such Permit and none of such Permits will be terminated, become terminable or otherwise be materially and adversely affected solely as a result of the transactions contemplated hereby. The Company has made all material filings with Governmental Entities necessary to conduct and operate the Company Business as currently conducted or operated and to own or use its assets in the manner in which such assets are currently owned or used. The Company is in compliance with all applicable Legal Requirements relating to the operation of the Company Business, except where non-compliance could not have a Material Adverse Effect.

Section 3.9 Proceedings; Orders. Except as set forth on Section 3.9 of the Photomedex Technology Disclosure Schedule, there is no pending or, to PHMD’s Knowledge, threatened Proceeding (or any reasonable basis therefor) (i) that challenges the validity of this Agreement or any action taken or to be taken by the Company in connection herewith or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement, or (ii) that has been commenced by or against the Company or any of their respective assets, officers or directors that would adversely affect the Company or the Company Business Assets. Except as set forth on Section 3.9 of the Photomedex Technology Disclosure Schedule, there is no Order to which the Company, the Company Business or the Company Business Assets is subject.

Section 3.10 Tax Matters. Except as set forth in Section 3.10 of the Photomedex Technology Disclosure Schedule:

(i)          All material income, franchise and other Tax Returns required to be filed by or with respect to Company, the Company Business, the Company Business Assets have been timely filed (taking into account all validly-obtained extensions). As of the date hereof, to PHMD’s Knowledge, all such Tax Returns are true, correct, and complete in all material respects and all material Taxes (including, without limitation, VAT Taxes) due and owing (whether or not shown on such Tax Returns) have been paid. Solely with respect to the Company Business and the Company Business Assets, the Company has complied with all material Legal Requirements relating to the withholding of Taxes and has withheld and paid on a timely basis all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, company clinician, independent contractor, creditor, stockholder, or other third Party. Neither PHMD nor the Company has received any notice that any Taxing Authority has threatened that it is in the process of imposing any lien for Taxes (other than a Permitted Lien) on the Company Business Assets for the failure to pay any Taxes. No material deficiencies or assessments for any Taxes have been or are being asserted, or to PHMD’s Knowledge, proposed or threatened against the Company, the Company Business or the Company Business Assets.

25

(ii)         No material Proceedings before any Taxing Authority are currently pending with regard to any Taxes or Tax Returns of the Company or with respect to the Company Business Assets or the Company Business. Neither PHMD nor the Company has received any written notice (or to PHMD’s Knowledge, any threat) of any such audits or Proceedings as described in this Section 3.10(b).

(iii)        INTENTIONAL OMITTED.

(iv)        There are not now any extensions of time in effect with respect to the dates on which any Tax Returns of the Company were or are due to be filed, other than those extensions filed or obtained or to be filed or obtained in the Ordinary Course of Business.

(v)         There are no outstanding or requested waivers of any statutes of limitations or agreements by or on behalf of the Company for the extension of time for the assessment of any Taxes or deficiency thereof, nor are there any requests for rulings, outstanding subpoenas or requests for information, notice of proposed reassessment of the Company Business Assets or any property owned or leased by Company or the or any other matter pending between the Company, on the one hand, and any Taxing Authority, on the other hand.

(vi)        The Company is not a “foreign person” as that term is defined in Section 1445 of the Code;

(vii)       Notwithstanding anything in this Agreement to the contrary, (i) the representations and warranties in this Section 3.10 are the sole and exclusive representations and warranties of PHMD and Company concerning Tax matters, and (ii) cannot be relied upon with respect to Tax liabilities to the extent attributable to a Post-Closing Tax Period (using the methodology of Section 9.3 for the purpose of allocating Straddle Period Taxes), except to the extent that such Tax liabilities result from the breach of any of the representations in Section 3.10.

Section 3.11 Environmental Matters.

(i)          Except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect:

(i)          The operation of the Company Business by the Company is, and has been, in compliance, in all material respects, with all applicable Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the Company Business as currently conducted.

(ii)         With respect to the operation of the Company Business, except in compliance, in all material respects, with applicable Environmental Laws, the Company has not (i) produced, processed, manufactured, generated, transported, treated, handled, used, stored, disposed of or released any Hazardous Substances at any Leased Real Estate, or (ii) exposed any employee or any third party to any Hazardous Substances.

26

(iii)        The Company has not received written notice of and there is no Proceeding pending, or to PHMD’s Knowledge, threatened against any of the Company, alleging any liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility on any of the Company for any investigation, cleanup, removal, or containment of Hazardous Substances or any other remediation or compliance under any Environmental Law. The Company is not subject to any Order or written agreement by or with any Governmental Entity imposing any liability or obligation with respect to any of the foregoing.

(iv)        The Company has all Permits necessary for the conduct of the Company Business that are required under applicable Environmental Laws and are in compliance, in all material respects, with the terms and conditions of all such Permits.

(v)         The Company has provided or made available to Merger Sub all final unprivileged environmental reports, assessments, audits, studies, investigations and data, if any, in its custody or possession concerning the Company Business or the Leased Real Property.

(vi)        To PHMD’s Knowledge, none of the transactions contemplated by this Agreement or the Transaction Documents will trigger any filing requirement or other action under any applicable Environmental Law, including any environmental “transfer law.”

(ii)         The representations and warranties in this Section 3.11 are the sole and exclusive representations of PHMD and the Company concerning environmental matters, including, without limitation, any matters arising under Environmental Laws.

Section 3.12 Intellectual Property.

(i)          Section 3.12(a) of the Photomedex Technology Disclosure Schedule, sets forth a complete list of all Intellectual Property owned, leased, licensed or otherwise used by the Company in connection with the conduct of the Company Business and operation of the Company Business Assets.

(ii)         Except as set forth in Section 3.12(b) of the Photomedex Technology Disclosure Schedule, the Intellectual Property constitutes all material Intellectual Property that is necessary for the operation of the Company Business as conducted immediately prior to the Closing. The Company has good title to, or a valid and binding license to, all of the Intellectual Property, free and clear of all Liens.

(iii)        Except as set forth in Section 3.12(b) of the Photomedex Technology Disclosure Schedule, there is no pending or, to PHMD’s Knowledge, threatened Proceeding by any Person: (i) challenging the Company’s rights in or to any Intellectual Property; (ii) challenging the validity, enforceability or scope of any Intellectual Property; or (iii) asserting that any Intellectual Property infringes, misappropriates or otherwise violates, or would upon the commercialization of any product or service under development violate, the Intellectual Property of any Person. This Section 3.12(b) constitutes the sole representation and warranty of the Company under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation by the Company of the Intellectual Property of any other Person.

27

(iv)        Except as set forth in Section 3.12(d) of the Photomedex Technology Disclosure Schedule, no third Person has rights to any Intellectual Property. No Person is infringing, misappropriating or otherwise violating any Intellectual Property. The Company has taken all steps reasonably necessary to secure their interest in Intellectual Property, including obtaining all necessary assignments from each of its employees, consultants and contractors pursuant to a written agreement containing a present tense assignment of all Intellectual Property created by such employee, consultant or contractor. The Company has taken commercially reasonable steps to protect and maintain all Intellectual Property, including without limitation to preserve the confidentiality of any trade secrets.

Section 3.13 Real Estate. The Company does not own any real property that is used in the operation of the Company Business. Section 3.13 of the Photomedex Technology Disclosure Schedule contains a true, complete and accurate list of the Leased Real Estate, including, each relevant Lease, the date of such Lease and any amendments thereto. Except as would not, individually or in the aggregate, be material to the Company Business, (i) the Company has a valid and subsisting leasehold estate in each parcel of real property demised under a Lease to it for the full term of the respective Lease, free and clear of any Liens other than Permitted Liens, (ii) all Leases are valid and in full force and effect except to the extent they have previously expired or terminated in accordance with their terms, and (iii) neither the Company nor, to PHMD’s Knowledge, any third Party, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of, any Lease. Except as set forth on Section 3.13 of the Photomedex Technology Disclosure Schedule, the Company has not assigned, pledged, mortgaged, hypothecated or otherwise transferred any Lease nor have the Company entered into with any other Person any sublease, license or other agreement that is material to the Company Business and that relates to the use or occupancy of all or any portion of the Leased Real Estate.

Section 3.14 Employee Benefits.

(i)          Section 3.14(a) of the Photomedex Technology Disclosure Schedule sets forth a true, complete and accurate list of all material Employee Benefit Plans. The Company have delivered or otherwise made available to Merger Sub: (i) copies of all material documents embodying and relating to each Employee Benefit Plan, including the plan document, all amendments thereto and all related trust documents; (ii) the most recent annual report (Form 5500), if any, required under ERISA or the Code in respect of each Employee Benefit Plan; (iii) the most recent actuarial report (if applicable) for all Employee Benefit Plans; (iv) the most recent summary plan description, if any, required under ERISA with respect to each Employee Benefit Plan; and (v) the most recent IRS determination or opinion letter issued with respect to each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code. Other than as set forth in Section 411(d)(3) of the Code or as otherwise provided under any Legal Requirement, there are no restrictions on the ability of the sponsor of each Employee Benefit Plan to amend or terminate any Employee Benefit Plan, and the sponsor of each Employee Benefit Plan has reserved such rights to amend or terminate such Employee Benefit Plan.

28

(ii)         (i) Each Employee Benefit Plan intended to qualify under Section 401(a) of the Code has received a determination or opinion letter from the Internal Revenue Service upon which it may rely regarding its tax-qualified status under the Code and, to PHMD’s Knowledge, no event has occurred that would reasonably be expected to cause the loss of such qualification, (ii) all payments and contributions (including insurance premiums) due and payable as of the Closing Date to each Employee Benefit Plan required to be paid by the Company pursuant to the terms of an Employee Benefit Plan or by applicable Legal Requirement with respect to all prior periods have been made or provided for by the Company in accordance with the provisions of such Employee Benefit Plan or applicable Legal Requirement, (iii) no Proceeding has been instituted or, to PHMD’s Knowledge, is threatened against any of the Employee Benefit Plans (other than routine claims for benefits and appeals of such claims), (iv) each Employee Benefit Plan complies in form and has been established, administered and maintained in all material respects in accordance with its terms and applicable Legal Requirements, including, without limitation, ERISA and the Code, (v) no Employee Benefit Plan is under an audit or investigation by the Internal Revenue Service, U.S. Department of Labor, Pension Benefit Guaranty Corporation or any other Governmental Entity, (vi) no Employee Benefit Plan provides any post-retirement health and welfare benefits to any current or former employee of the Company, except as required under Section 4980B of the Code, Part 6 of Title I of ERISA or any other applicable state or local Legal Requirement, and (vii) no non-exempt “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, has occurred or is reasonably expected to occur with respect to any Employee Benefit Plan, and no circumstance has occurred that would subject the Company to a Tax or penalty imposed by either Section 502(i) of ERISA or Section 4975 of the Code.

(iii)        No Employee Benefit Plan to which the Company or any ERISA Affiliate made, or was required to make, contributions, or which any of them maintained or sponsored, during the past six years, is subject to Title IV of ERISA. Neither the Company nor any ERISA Affiliate contributes to, or has during the past six years contributed to, a Multiemployer Plan.

(iv)        Except as set forth on Section 3.14(d) of the Photomedex Technology Disclosure Schedule, the consummation of the transactions contemplated by this Agreement, either alone or in combination with any other event, will not give rise to any liability under any Employee Benefit Plan, including, without limitation, liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any current or former employee, officer, director, stockholder or other service provider of the Company or any direct or indirect Subsidiary thereof engaged in the Company Business or their beneficiaries. No amount that could be reasonably expected to be received (i) by a Business Employee (whether in cash or property), as a result of the consummation of the transactions contemplated by this Agreement, or (ii) by any employee, officer, director, stockholder or other service provider under any Employee Benefit Plan or otherwise would not be expected to be deductible by reason of Section 280G of the Code or would be subject to the excise Tax under Section 4999 of the Code. The Company has no indemnity obligation on or after the Closing Date for any Taxes imposed under Section 4999 or Section 409A of the Code or any other Legal Requirement.

29

(v)         The representations and warranties in this Section 3.14 are the sole and exclusive representations and warranties of PHMD and the Company related to the employee benefit matters addressed by such Section 3.14.

Section 3.15 Contracts.

(i)          Section 3.15(a) of the Photomedex Technology Disclosure Schedule sets forth an accurate list of the following Contracts to which the Company engaged in the Company Business is a Party or by which the Company is bound that is primarily used in, or otherwise necessary for, the operation of the Company Business (collectively, the “Company Business Contracts”):

(i)          each Contract (other than purchase orders for Inventory) that involves performance of services or delivery of goods or materials by the Company engaged in the Company Business of an amount or value in excess of $25,000;

(ii)         each Contract (other than purchase orders for Inventory) that involves performance of services or delivery of goods or materials to the Company engaged in the Company Business of an amount or value in excess of $25,000;

(iii)        each Lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any personal property (except personal property leases and installment and conditional sales agreements having aggregate payments of less than $50,000);

(iv)        each Contract in respect of Intellectual Property (other than licenses for shrinkwrap, clickwrap or other similar commercially available off-the-shelf software that has not been modified or customized by a third Party for the Company Business);

(v)         each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

(vi)        each joint venture, partnership, and other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

(vii)       any agreement relating to indebtedness for borrowed money or extensions of credit;

(viii)      each Contract containing covenants that restrict the business activity of the Company, including, but not limited to, any exclusivity covenants, or limit the freedom of the Company to engage in any line of business or to compete with any Person;

(ix)         any agreement providing for indemnification by the Company, other than indemnification provided to customers or vendors in the Ordinary Course of Business;

30

(x)          any employment or consulting Contract with any Business Employee, or any consultant or contractor of the Company Business, other than at-will arrangements that do not include severance or “change of control” provisions; and

(xi)         each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

(ii)         Except as set forth in Section 3.15(b) of the Photomedex Technology Disclosure Schedule, as of the date hereof, all of the Company Business Contracts are in full force and effect and are enforceable in accordance with their terms except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally, and (ii) is subject to general principles of equity.

(iii)        Except as set forth in Section 3.15(c) of the Photomedex Technology Disclosure Schedule, as of the date hereof, the Company is not in breach in any material respect of or default under (and to PHMD’s Knowledge, no event has occurred which with notice or the passage of time or both would constitute a breach in any material respect of or default under) any Business Contract nor, to PHMD’s Knowledge, is any other Party to any such Business Contract in breach in any material respect of or default under such Business Contract.

Section 3.16 Labor Matters. Since February 1, 2012, neither the Company nor any predecessor in interest thereto has been or is a Party to any collective bargaining agreement. There is no material strike, work stoppage, walkout, slowdown or picketing by any Business Employees, nor is any material grievance proceeding in progress or pending, or to PHMD’s Knowledge, threatened, between the Company, on the one hand, and any Business Employee or any union or collective bargaining unit, on the other hand. Since February 1, 2012, (i) the Company has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, worker classification, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closings and (ii) there has not been, there is not presently pending or existing, and, to PHMD’s Knowledge, there is not threatened, any complaint, charge or Proceeding against the Company relating to an alleged material violation of any Legal Requirement pertaining to labor relations or employment matters.

Section 3.17 Insurance. All policies of insurance existing on the date hereof relating to the Company Business, the Company Business Assets and the Company Business Employees (except for any such policies maintained to provide benefits to employees under an Employee Benefit Plan) are listed on Section 3.17 of the Photomedex Technology Disclosure Schedule, are in full force and effect, and the Company is not in default in any material respect with respect to its obligations under any such insurance policies. Except as set forth on Section 3.17 of the Photomedex Technology Disclosure Schedule, all premiums and other payments due from the Company prior to the date of this Agreement under or on account of any such insurance policies have been paid as of the date hereof. Except as set forth on Section 3.17 of the Photomedex Technology Disclosure Schedule, there is no material insurance claim by the Company pending under any of the policies in respect of the Company Business.

31

Section 3.18 Affiliate Transactions. Except as set forth in Section 3.18 of the Photomedex Technology Disclosure Schedule, there are no Contracts relating to transactions (other than related to continuing employment and benefit matters on arms’ length terms) between the Company, on the one hand, and PHMD, the Company or any stockholder, director or executive officer of the Company or any member of such stockholder’s, director’s or executive officer’s immediate family, or any Affiliate of such stockholder, director or executive officer on the other hand (other than agreements related to their employment on arms’ length terms). Except as set forth in Section 3.18 of the Photomedex Technology Disclosure Schedule, no director or executive officer of a the Company owns directly or indirectly on an individual or joint basis any interest (other than passive investments in publicly traded securities) in, or serves as an executive officer or director of, any supplier or other Person (other than a Radiancy Group member) which has a material business relationship with the Company.

Section 3.19 Brokerage. Except as set forth on Section 3.19 of the Photomedex Technology Disclosure Schedule, the Company has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Surviving Corporation or DSKX could become liable or obligated.

Section 3.20 Regulatory Matters. Except as set forth in Section 3.20 of the Photomedex Technology Disclosure Schedule: (a) the Company has not received, in respect of the Company Business, any written notice of adverse filing, warning letter, untitled letter or other written correspondence or written notice from the U.S. Food and Drug Administration, any comparable Governmental Agency of Israel, the United Kingdom, Hong Kong or other country or any other United States or foreign Governmental Entity, alleging or asserting noncompliance with the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.) (the “FFDCA”) or any comparable statute of any foreign Governmental Entity; (b) the Company is in compliance in all material respects with applicable health care laws, including without limitation, the FFDCA, and the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), and the regulations promulgated pursuant to such laws, and comparable state laws (collectively, “Health Care Laws”); (c) the Company is in compliance in all material respects with applicable anti-trust and trade practice laws, including regulations promulgated by the Federal Trade Commission or any comparable foreign Governmental Entity, (d) the Company has not received written notice that any Governmental Entity has taken, is taking or intends to take action to limit, suspend, modify or revoke any Permits required by the Health Care Laws or other Laws that are applicable to the Company Business, which has not been resolved in the Company’s favor; and (e) the Company has not, in respect of the Company Business or otherwise, either voluntarily or involuntarily, initiated, conducted, issued or caused to be initiated, any recall, market withdrawal, safety alert, post-sale warning, “dear doctor” letter, or other notice or action material to the Company Business relating to the alleged lack of safety or efficacy of any product or any alleged product defect or violation and, to PHMD’s Knowledge, no Person has initiated or conducted any such notice or action against the Company. To PHMD’s Knowledge (without the requirement for inquiry or investigation), the research, studies and tests conducted by or on behalf of the Company has been conducted with reasonable care and in accordance in all material respects with experimental protocols, procedures and controls adopted by such the Company pursuant to all Health Care Laws and Permits required by the Health Care Laws that are applicable to the Company Business or to the Company.

32

Section 3.21 Foreign Corrupt Practices; OFAC. Neither the Company nor, to PHMD’s Knowledge, any director, officer, agent, employee or other person acting on behalf of the Company has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, or (iv) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment. Neither the Company nor, to PHMD’s Knowledge, any director, officer, agent, employee or Affiliate of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department; and the Company will not use the Purchase Price, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

Section 3.22 Accounting and Disclosure Controls. Each Company Member maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions related to the Company Business are executed in accordance with management’s general or specific authorizations, (ii) transactions related to the Company Business are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference. PHMD maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act) that are effective in ensuring that information required to be disclosed by PHMD in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by PHMD in the reports that it files or submits under the Exchange Act is accumulated and communicated to PHMD’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure. During the twelve (12) months prior to the date hereof, PHMD has not received any notice or correspondence from any accountant relating to any material weakness in any part of the system of internal accounting controls of PHMD.

Section 3.23 SEC Reports. PHMD has furnished or made available to DSKX complete and accurate copies, as amended or supplemented, of its (a) registration statements on Form S-1 or other applicable form (collectively, Registration Statements”) for registering securities under the Securities Act of 1933, as amended (the “Securities Act”), and (b) all reports required to be filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including (i) Annual Reports on Form 10-K for the fiscal years ended December 31, 2014 and 2013, as filed with the SEC, which contained audited balance sheets of PHMD as of December 31, 2014 and 2013, and the related statements of operation, changes in shareholders’ equity and cash flows for the years then ended; (ii) Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2015, (iii) all other reports filed by PHMD under Section 13 or subsections (a) or (iv) of Section 14 of the Exchange Act with the SEC (such of the foregoing filings with the SEC are collectively referred to herein as the “PHMD SEC Reports”). The PHMD SEC Reports constitute all of the documents required to be filed or furnished by PHMD with the SEC, including under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act, through the date of this Agreement. The PHMD SEC Reports have complied and remain compliant in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the staff of the SEC with respect to any of the PHMD SEC Reports. As of their respective dates, the PHMD SEC Reports, including any financial statements, schedules or exhibits included or incorporated by reference therein, did not contain, and they currently do not contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company Foreign Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC.

33

Section 3.24 Off-Balance Sheet Arrangements. Neither Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Company or any of its Subsidiaries in PHMD’s or the Company’s published financial statements or other PHMD SEC Reports.

Section 3.25 Accountants. Fahn Kanne Grant Thornton (the “PHMD Auditor”) is and has been throughout the periods covered by the financial statements of PHMD for the most recently completed fiscal year and through the date hereof (a) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002), (b) “independent” with respect to PHMD within the meaning of Regulation S-X and (c) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board. Except as set forth on Section 3.25 of the PHMD Disclosure Schedule, the report of the PHMD Auditor on the financial statements of PHMD for the past fiscal year did not contain an adverse opinion or a disclaimer of opinion, or was qualified as to uncertainty, audit scope, or accounting principles, although it did express uncertainty as to PHMD’s ability to continue as a going concern. During PHMD’s most recent fiscal year and the subsequent interim periods, there were no disagreements with the PHMD Auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures. None of the reportable events listed in Item 304(a)(1)(iv) or (v) of Regulation S-K occurred with respect to the PHMD Auditor.

Section 3.26 Minute Books. The minute books and other similar records of Company and each of the Company Foreign Subsidiaries contain, in all material respects, complete and accurate records of all actions taken at any meetings of directors (or committees thereof) of the Company and PHMD, as its parent corporation or actions by written consent in lieu of the holding of any such meetings since the time of organization of each such corporation through the date of this Agreement. PHMD has provided true and complete copies of all such minute books and other similar records to DSKX’s representatives.

34

Section 3.27 Board Action. PHMD’s Board of Directors (a) has unanimously determined that the Merger is advisable and in the best interests of PHMD and its stockholders and is on terms that are fair to such PHMD stockholders, (b) has caused PHMD, in its capacity as the sole stockholder of Company, and the Board of Directors of Company, to approve the Merger and this Agreement by unanimous written consent, (c) adopted this Agreement in accordance with the provisions of the DGCL, and (d) directed that this Agreement and the Merger be submitted to the PHMD stockholders for their adoption and approval and resolved to recommend that the PHMD stockholders vote in favor of the adoption of this Agreement and the approval of the Merger and the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF DSKX AND MERGER SUB

As a material inducement to PHMD and Company to enter into this Agreement and to consummate the Merger, each of DSKX and Merger Sub hereby jointly and severally represents and warrants to PHMD and the Company as follows:

Section 4.1 Organization; Power; Authorization. DSKX is a corporation duly organized, validly existing and in good standing under the laws of the state of Florida. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Each of DSKX and Merger Sub has all necessary corporate power and authority to enter into, deliver and carry out its obligations pursuant to this Agreement and the Transaction Documents to which it is or will be a Party. The execution, delivery and performance of this Agreement and the Transaction Documents to which DSKX and Merger Sub is or will be a Party has been duly authorized by all necessary action on the part of such Person. The DSKX Foreign Subsidiaries do not own, or have any interest in any equity or an ownership interest in, any other Person. Each of DSKX and Merger Sub, as the case may be, has all necessary power and authority to operate the applicable portion of the DSKX Business as currently conducted by it and to own and use the properties owned and used by it. Each of DSKX and Merger Sub is duly authorized to conduct business and are in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to be so qualified would not have a Material Adverse Effect.

Section 4.2 Binding Effect; Noncontravention.

(i)          This Agreement has been, and each other Transaction Document to which DSKX and any member of the DSKX Group is a Party will be, duly executed and delivered by such Person and (assuming due authorization, execution and delivery by Merger Sub) constitutes (or in the case of the other Transaction Documents, will constitute) a valid and binding obligation of DSKX and Merger Sub which is enforceable against such Person in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a Proceeding at law or in equity).

35

(ii)         Except as set forth on Section 4.2(b) of the DSKX Disclosure Schedule, neither the execution and the delivery of this Agreement or the other Transaction Documents by DSKX or Merger Sub nor the consummation of the transactions contemplated hereby, will (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (or an event which with notice or lapse of time or both would become a default), give to others any rights of termination, amendment, acceleration or cancellation of or result in a violation of, (iii) result in the creation of any Lien (other than Permitted Liens) upon any DSKX Business Asset pursuant to, or (iv) require any authorization, consent, approval, exemption or other action by or declaration or notice to any Person or Governmental Entity pursuant to (A) any DSKX Business Contract or any material DSKX Contract to which any member of the DSKX Group is a Party, by which it is bound, or to which any of its assets are subject, (B) the certificate of incorporation, bylaws or similar governing documents of any member of the DSKX Group, or (C) under any Legal Requirement.

Section 4.3 Capitalization.

(i)          As of the date of this Agreement, and prior to giving effect to the issuance of the Series A Preferred Stock, the authorized capital stock of DSKX consists of (a) 250,000,000 shares of DSKX Common Stock, of which 20,148,675 shares are issued and outstanding as at December 17, 2015, excluding (i) 2,000,000 additional shares of DSH Common Stock sold to certain institutional investors for $2.50 pursuant to a registered direct offering and a Section 424B prospectus supplement filed with the SEC on December 20, 2015 (the “December Pro Supp”), (ii) 1,036,140 shares of DSKX Common Stock issuable upon the exercise of outstanding options or warrants, and (iii) 1,500,000 shares of DSKX Common Stock issuable upon exercise of warrants to be issued in a private placement described in the December Pro Supp; and (b) 30,000,000 shares of preferred stock, $0.001 par value per share, containing such rights and privileges as the board of director of DSKX may determine from time to time, of which no shares of preferred stock are outstanding. DSKX Common Stock is presently eligible for quotation and trading on the Nasdaq Capital Markets (“Nasdaq”) and is not subject to any notice of suspension or delisting. All of the issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid, non-assessable and free of all preemptive rights. Except as contemplated and actually disclosed by the Transaction Documents or as described in Section 4.3(a) of DSKX Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which DSKX is a party or which are binding upon DSKX providing for the issuance or redemption of any of its capital stock. Except as set forth in Section 4.3(a) of DSKX Disclosure Schedule, there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to DSKX. Except as contemplated and actually disclosed by the Transaction Documents, there are no agreements to which DSKX is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of DSKX. There are no agreements among other parties, to which DSKX is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of DSKX. All of the issued and outstanding shares of Parent Common Stock were issued and remain in compliance with applicable federal and state securities laws. The shares of Parent Common Stock to be issued at the Closing pursuant to Section 1.5 hereof, when issued and delivered in accordance with the terms hereof and of the Certificate of Merger, shall be duly and validly issued, fully paid and non-assessable and free of all preemptive rights and will be issued in compliance with applicable federal and state securities laws..

36

(ii)         The DSXK Subsidiaries are listed on Section 4.3(b) of the DSKX Disclosure Schedule. Except as set forth on Section 4.3(b) of the DSKX Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other DSKX Contracts that could require DSKX or the DSKX Subsidiaries to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to DSKX or the DSKX Subsidiaries. No DSKX Group member is a Party to, and there are no, voting trusts, proxies, or other agreements or understandings with respect to the voting or transfer of any of the securities of the DSKX Subsidiaries.

(iii)        None of the DSKX Subsidiaries owns, directly or indirectly, any other Subsidiary, and other than the DSKX Subsidiaries, DSKX does not have any direct or indirect Subsidiary.

Section 4.4 Financial Statements.

(i)          All reports, schedules, forms, statements and other documents that were required to be filed prior to the date hereof by DSKX with the SEC pursuant to the reporting requirements of the Exchange Act, as amended, are referred to herein as the “SEC Documents.” All such SEC Documents are available on the EDGAR system. As of their respective dates, the disclosures and other information within the SEC Documents that related to the DSKX Business or the DSKX Business Assets complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact related to the DSKX Business or the DSKX Business Assets or omitted to state a material fact related to the DSKX Business or the DSKX Business Assets required to be stated therein or necessary in order to make the statements therein with respect to the DSKX Business and/or the DSKX Business Assets, in light of the circumstances under which they were made, not misleading.

(ii)         The DSKX Group Financial Statement (including the notes thereto, if any) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and fairly presents in all material respects the financial condition of the DSKX Business and its results of operations as of such dates and for the periods specified; provided, however, that the unaudited DKSX Group Financial Statements lack footnotes and other presentation items required by GAAP and are subject to normal year-end adjustments, the effect of which is not material to the presentation thereof.

37

(iii)        As soon as practicable and prior to the Closing Date, DSKX shall cause to be audited in accordance with GAAP by the independent accountants for DSKX, the consolidated balance sheet of the DSKX Group as at December 31, 2015, and the consolidated statement of operations, statement of cash flows and statement of shareholders equity of the DSKX Group for the twelve months ended December 31, 2015, including applicable footnotes and schedules thereto (collectively, the “2015 DSKX Group Financial Statements”). Such 2015 DSKX Group Financial Statements shall be delivered to DSKX prior to the Closing Date and included in the DSKX Proxy Statement for the DSKX Stockholders Meeting.

Section 4.5 No Indebtedness or Undisclosed Liabilities. Except as set forth in Section 4.5 of the DSKX Disclosure Schedule, the DSKX Group have no Indebtedness or liabilities or obligations of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, except for (i) liabilities reflected or reserved against in the December 31, 2015 Balance Sheet of the DSKX Group (the “2015 DSKX Balance Sheet”), (ii)  liabilities incurred in the Ordinary Course of Business since the date of the 2015 DSKX Balance Sheet, (iii) any liabilities or obligations explicitly disclosed in the DSKX Disclosure Schedule as such, (iv) future performance obligations under material DSKX Business Contracts or Employee Benefit Plans that did not result from any breach or default thereunder, and (v) obligations to comply with applicable Legal Requirements that did not result from any breach or default thereunder which could reasonably be expected to have a Material Adverse Effect.

Section 4.6 Absence of Changes. Since September 30, 2015, except as set forth in Section 4.6 of the DSKX Disclosure Schedule, the DSKX Business of the DSKX Group has been operated in the Ordinary Course of Business in all material respects and there has been, with respect to the DSKX Business, no:

(i)          event that has had or would reasonably be expected to have a Material Adverse Effect;

(ii)         change in the authorized or issued equity securities; grant of any option or right to purchase equity securities of the DSKX Subsidiaries; issuance of any security convertible into such equity securities; grant of any registration rights; or purchase, redemption, retirement, or other acquisition by the DSKX Subsidiaries of any such equity securities;

(iii)        amendment to the articles or certificates of incorporation, bylaws or other organizational documents of DSKX, Merger Sub or the DSKX Subsidiaries;

(iv)        payment or increase by any member of the DSKX Group of any bonuses, salaries, or other compensation to any director, officer, or employee of the DSKX Business, in each case, other than as required by any existing Contract, Legal Requirement or the terms of an Employee Benefit Plan, or entry into any employment, severance, or similar Contract with any director, officer, or employee of the DSKX Business;

(v)         adoption of, or material increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other Employee Benefit Plan for or with any employees of the DSKX Business;

38

(vi)        dividends or distributions of cash or other property have or shall be made by any member of the DSKX Group to any stockholders of DSKX or its other Affiliates;

(vii)       damage to or destruction or loss of any asset or property of the DSKX Business, whether or not covered by insurance, that materially and adversely affects the properties, assets, business, financial condition, or prospects of the DSKX Business or the DSKX Business Assets, taken as a whole;

(viii)      entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement that is material to the DSKX Business, (ii) any material Contract included in the DSKX Business Assets or transaction involving the DSKX Business with a total remaining commitment by or to any member of the DSKX Group that is or is reasonably expected to be in excess of $100,000, or (iii) any other material DSKX Business Contract, in each case, other than in the Ordinary Course of Business;

(ix)         sale, lease or other disposition of any DSKX Business Assets, other than (i) in the Ordinary Course of Business, (ii) assets or property having an aggregate value of less than $25,000, or (iii) payments of cash dividends;

(x)          mortgage, pledge, or imposition of any Lien (other than Permitted Liens) on any DSKX Business Asset;

(xi)         cancellation or waiver of any claims or rights with respect to a DSKX Business Asset with a value in excess of $25,000;

(xii)        material change in the accounting methods or policies used by any member of the DSKX Group in respect of the DSKX Business; or

(xiii)       agreement, whether oral or written, by any member of the DSKX Group to do any of the foregoing in respect of the DSKX Business.

Section 4.7 Title to Assets; Condition; Inventory; Accounts Receivable.

(i)          Except as set forth in Section 4.7 of the DSKX Disclosure Schedule, the DSKX Group, and one or more of their direct or indirect Subsidiaries, collectively have good and marketable title to, or a valid and binding leasehold interest in or right to use, all of the DSKX Business Assets, free and clear of all Liens except for Permitted Liens. The DSKX Business Assets comprise all assets that are primarily used in, or otherwise necessary for, the operation of the DSKX Business as conducted immediately prior to the Closing. The DSKX Business Assets are sufficient for the continued conduct of the DSKX Business immediately after the Closing in substantially the same manner as conducted immediately prior to the Closing.

(ii)         The buildings, plants, structures, and equipment of the DSKX Group are (i) structurally sound, (ii) in good operating condition and repair, ordinary wear and tear excepted, and (iii) adequate for the uses to which they are being put, in each case, in all material respects.

39

(iii)        All Inventory of the DSKX Group consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All of the Inventory of the DSKX Group is owned by the DSKX Group free and clear of all Liens, except for Permitted Liens, and no Inventory owned by the DSKX Group is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) owned by the DSKX Group are not excessive, but are reasonable in the present circumstances of the DSKX Group.

(iv)        All Accounts Receivable of the DSKX Group held by any of the DSKX Group have arisen from bona fide, arm’s length transactions entered into by the DSKX Group involving the sale of goods or the rendering of services in the Ordinary Course of Business and there is no pending or, to DSKX’s Knowledge, threatened dispute regarding such Accounts Receivable.

Section 4.8 Compliance with Laws; Permits. Section 4.8 of the DSKX Disclosure Schedule correctly lists each Permit that is material to the operation of the DSKX Group as conducted immediately prior to the Closing, together with the name of the Governmental Entity issuing such Permit. Each such Permit is valid and in full force and effect, no DSKX Group member is in default in any material respect under, and, to DSKX’s Knowledge, no condition exists that with notice or lapse of time or both would constitute a default under, any such Permit and none of such Permits will be terminated, become terminable or otherwise be materially and adversely affected solely as a result of the transactions contemplated hereby. The DSKX Group have made all material filings with Governmental Entities necessary to conduct and operate the DSKX Business as currently conducted or operated and, with respect to the DSKX Subsidiaries, to permit the DSKX Subsidiaries to own or use their assets in the manner in which such assets are currently owned or used. The DSKX Group is in compliance with all applicable Legal Requirements relating to the operation of the DSKX Business, except where non-compliance could not have a Material Adverse Effect.

Section 4.9 Proceedings; Orders. Except as set forth on Section 4.9 of the DSKX Disclosure Schedule, there is no pending or, to DSKX’s Knowledge, threatened Proceeding (or any reasonable basis therefor) (i) that challenges the validity of this Agreement or any action taken or to be taken by the DSKX or Merger Sub in connection herewith or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement, or (ii) that has been commenced by or against any member of the DSKX Group or any of their respective assets, officers or directors that would adversely affect the DSKX Group or the DSKX Business Assets. Except as set forth on Section 4.9 of the DSKX Disclosure Schedule, there is no Order to which any member of the DSKX Group, the DSKX Business or the DSKX Business Assets is subject.

40

Section 4.10 Tax Matters. Except as set forth in Section 4.10 of the DSKX Disclosure Schedule:

(i)          All income, franchise and material Tax Returns required to be filed by or with respect to DSKX, the DSKX Business, the DSKX Business Assets and the DSKX Subsidiaries have been timely filed (taking into account all validly-obtained extensions). All such Tax Returns are true, correct, and complete in all material respects and all material Taxes (including, without limitation, VAT Taxes) due and owing (whether or not shown on such Tax Returns) have been paid. Solely with respect to the DSKX Business and the DSKX Business Assets, each member of the DSKX Group has complied with all material Legal Requirements relating to the withholding of Taxes and has withheld and paid on a timely basis all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, company clinician, independent contractor, creditor, stockholder, or other third Party. No DSKX Group member has received any notice that any Taxing Authority has threatened that it is in the process of imposing any lien for Taxes (other than a Permitted Lien) on the DSKX Business Assets, including assets of the DSKX Subsidiaries, for the failure to pay any Taxes. No material deficiencies or assessments for any Taxes have been or are being asserted, or to DSKX’s Knowledge, proposed or threatened against DSKX, the DSKX Subsidiaries, the DSKX Business or the DSKX Business Assets.

(ii)         No material Proceedings before any Taxing Authority are currently pending with regard to any Taxes or Tax Returns of the DSKX Group (other than the DSKX Subsidiaries where the DSKX Subsidiaries file Tax Returns, separately from DSKX and its Affiliates), or with respect to the DSKX Business Assets or the DSKX Business. No Proceedings before any Taxing Authority are currently pending with regard to any Taxes or Tax Returns of the DSKX Subsidiaries (where the DSKX Subsidiaries file Tax Returns, separately from DSKX and its Affiliates). No DSKX Group member has received any written notice (or to DSKX’s Knowledge, any threat) of any such audits or Proceedings as described in this Section 4.10(b).

(iii)        No written claims (or, to DSKX’s Knowledge, oral claims) have ever been made by a Taxing Authority in a jurisdiction in which the DSKX Subsidiaries do not file Tax Returns that DSKX or the DSKX Subsidiaries is or may be subject to taxation by that jurisdiction.

(iv)        There are not now any extensions of time in effect with respect to the dates on which any Tax Returns of the DSKX Subsidiaries were or are due to be filed.

(v)         There are no outstanding or requested waivers of any statutes of limitations or agreements by or on behalf of the DSKX Subsidiaries for the extension of time for the assessment of any Taxes or deficiency thereof, nor are there any requests for rulings, outstanding subpoenas or requests for information, notice of proposed reassessment of the DSKX Business Assets or any property owned or leased by DSKX or the DSKX Subsidiaries or any other matter pending between the DSKX Subsidiaries, on the one hand, and any Taxing Authority, on the other hand.

(vi)        No DSKX Subsidiary has entered into any transaction that constitutes a “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b)(2).

(vii)       No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes of the DSKX Subsidiaries that would have continuing effect after the Closing Date;

41

(viii)      Neither DSKX nor Merger Sub is a “foreign person” as that term is defined in Section 1445 of the Code;

(ix)         Since the date of its formation, the DSKX Subsidiaries (i) have been classified as and properly treated as a regarded entity for U.S. federal income tax purposes and applicable provisions of state and local law, and (ii) have not made an election to be treated as other than a corporation for U.S. federal, state or local income tax purposes;

(x)          The DSKX Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Taxable Period (other than a Pre-Closing Taxable Period) as a result of any:

(i)          use of an improper method of accounting for a Taxable Period ending on or before the Closing Date;

(ii)         “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of any state, local or foreign Tax Legal Requirements) executed on or during the Pre-Closing Tax Period;

(iii)        installment sale or open transaction disposition made during the Pre-Closing Tax Period; or

(iv)        prepaid amount received on or prior to the Closing Date.

(xi)         Notwithstanding anything in this Agreement to the contrary, (i) the representations and warranties in this Section 4.10 are the sole and exclusive representations and warranties of DSKX and Merger Sub concerning Tax matters, and (ii) cannot be relied upon with respect to Tax liabilities to the extent attributable to a Post-Closing Tax Period (using the methodology of Section 9.3 for the purpose of allocating Straddle Period Taxes), except to the extent that such Tax liabilities result from the breach of any of the representations in Section 4.10(j).

Section 4.11 Environmental Matters.

(i)          Except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect:

(i)          The operation of the Company Business by the DSKX Group is, and has been, in compliance, in all material respects, with all applicable Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the DSKX Business as currently conducted.

(ii)         With respect to the operation of the DSKX Business, except in compliance, in all material respects, with applicable Environmental Laws, the DSKX Group have not (i) produced, processed, manufactured, generated, transported, treated, handled, used, stored, disposed of or released any Hazardous Substances at any Leased Real Estate, or (ii) exposed any employee or any third party to any Hazardous Substances.

42

(iii)        The DSKX Group have not received written notice of and there is no Proceeding pending, or to DSKX’s Knowledge, threatened against any of the DSKX Group, alleging any liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility on any of the DSKX Group for any investigation, cleanup, removal, or containment of Hazardous Substances or any other remediation or compliance under any Environmental Law. None of the DSKX Group is subject to any Order or written agreement by or with any Governmental Entity imposing any liability or obligation with respect to any of the foregoing.

(iv)        The DSKX Group have all Permits necessary for the conduct of the DSKX Business that are required under applicable Environmental Laws and are in compliance, in all material respects, with the terms and conditions of all such Permits.

(v)         The DSKX Group have provided or made available to PHMD all final unprivileged environmental reports, assessments, audits, studies, investigations and data, if any, in its custody or possession concerning the DSKX Business or the Leased Real Property.

(vi)        To DSKX’s Knowledge, none of the transactions contemplated by this Agreement or the Transaction Documents will trigger any filing requirement or other action under any applicable Environmental Law, including any environmental “transfer law.”

(ii)         The representations and warranties in this Section 4.11 are the sole and exclusive representations of DSKX and the DSKX Group concerning environmental matters, including, without limitation, any matters arising under Environmental Laws.

Section 4.12 Intellectual Property.

(i)          Section 4.12(a) of the DSKX Disclosure Schedule, sets forth a complete list of all Intellectual Property owned, leased, licensed or otherwise used by any member of the DSKX Group in connection with the conduct of the DSKX Business and operation of the DSKX Business Assets.

(ii)         Except as set forth in Section 4.12(b) of the DSKX Disclosure Schedule, the Intellectual Property constitutes all material Intellectual Property that is necessary for the operation of the DSKX Business as conducted immediately prior to the Closing. DSKX or the applicable DSKX Subsidiary set forth in Section 4.12(b) of the DSKX Disclosure Schedule, have good title to, or a valid and binding license to, all of the Intellectual Property, free and clear of all Liens.

(iii)        Except as set forth in Section 4.12(c) of the DSKX Disclosure Schedule, there is no pending or, to DSKX’s Knowledge, threatened Proceeding by any Person: (i) challenging the applicable DSKX Group’s rights in or to any Intellectual Property; (ii) challenging the validity, enforceability or scope of any Intellectual Property; or (iii) asserting that any Intellectual Property infringes, misappropriates or otherwise violates, or would upon the commercialization of any product or service under development violate, the Intellectual Property of any Person. This Section 4.12(c) constitutes the sole representation and warranty of the DSKX Group under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation by the DSKX Group of the Intellectual Property of any other Person.

43

(iv)        Except as set forth in Section 4.12(d) of the DSKX Disclosure Schedule, no third Person has rights to any Intellectual Property. No Person is infringing, misappropriating or otherwise violating any Intellectual Property. The DSKX Group, or one or more of its members, as applicable, have taken all steps reasonably necessary to secure their interest in Intellectual Property, including obtaining all necessary assignments from each of its employees, consultants and contractors pursuant to a written agreement containing a present tense assignment of all Intellectual Property created by such employee, consultant or contractor. The DSKX Group, or one or more of its members, as applicable, have taken commercially reasonable steps to protect and maintain all Intellectual Property, including without limitation to preserve the confidentiality of any trade secrets.

Section 4.13 Real Estate. The DSKX Group does not own any real property that is used in the operation of the DSKX Business. Section 4.13 of the DSKX Disclosure Schedule contains a true, complete and accurate list of the Leased Real Estate, including, each relevant Lease, the date of such Lease and any amendments thereto. Except as would not, individually or in the aggregate, be material to the DSKX Business, (i) each member of the DSKX Group has a valid and subsisting leasehold estate in each parcel of real property demised under a Lease to it for the full term of the respective Lease, free and clear of any Liens other than Permitted Liens, (ii) all Leases are valid and in full force and effect except to the extent they have previously expired or terminated in accordance with their terms, and (iii) no DSKX Group member nor, to DSKXs Knowledge, any third Party, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of, any Lease. Except as set forth on Section 4.13 of the DSKX Disclosure Schedule, the DSKX Group have not assigned, pledged, mortgaged, hypothecated or otherwise transferred any Lease nor have the DSKX Group entered into with any other Person any sublease, license or other agreement that is material to the DSKX Business and that relates to the use or occupancy of all or any portion of the Leased Real Estate.

Section 4.14 Employee Benefits.

(i)          Section 4.14(a) of the DSKX Disclosure Schedule sets forth a true, complete and accurate list of all material Employee Benefit Plans. DSKX has delivered or otherwise made available to PHMD: (i) copies of all material documents embodying and relating to each Employee Benefit Plan, including the plan document, all amendments thereto and all related trust documents; (ii) the most recent annual report (Form 5500), if any, required under ERISA or the Code in respect of each Employee Benefit Plan; (iii) the most recent actuarial report (if applicable) for all Employee Benefit Plans; (iv) the most recent summary plan description, if any, required under ERISA with respect to each Employee Benefit Plan; and (v) the most recent IRS determination or opinion letter issued with respect to each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code. Other than as set forth in Section 411(d)(3) of the Code, there are no restrictions on the ability of the sponsor of each Employee Benefit Plan to amend or terminate any Employee Benefit Plan, and the sponsor of each Employee Benefit Plan has reserved such rights to amend or terminate such Employee Benefit Plan.

44

(ii)         (i) Each Employee Benefit Plan intended to qualify under Section 401(a) of the Code has received a determination or opinion letter from the Internal Revenue Service upon which it may rely regarding its tax-qualified status under the Code and, to DSKX’s Knowledge, no event has occurred that would reasonably be expected to cause the loss of such qualification, (ii) all payments and contributions (including insurance premiums) due and payable as of the Closing Date to each Employee Benefit Plan required to be paid by the DSKXy Group pursuant to the terms of an Employee Benefit Plan or by applicable Legal Requirement with respect to all prior periods have been made or provided for by the DSKX Group in accordance with the provisions of such Employee Benefit Plan or applicable Legal Requirement, (iii) no Proceeding has been instituted or, to DSKX’s Knowledge, is threatened against any of the Employee Benefit Plans (other than routine claims for benefits and appeals of such claims), (iv) each Employee Benefit Plan complies in form and has been established, administered and maintained in all material respects in accordance with its terms and applicable Legal Requirements, including, without limitation, ERISA and the Code, (v) no Employee Benefit Plan is under an audit or investigation by the Internal Revenue Service, U.S. Department of Labor, Pension Benefit Guaranty Corporation or any other Governmental Entity, (vi) no Employee Benefit Plan provides any post-retirement health and welfare benefits to any current or former employee of the DSKX Group, except as required under Section 4980B of the Code, Part 6 of Title I of ERISA or any other applicable state or local Legal Requirement, and (vii) no non-exempt “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, has occurred or is reasonably expected to occur with respect to any Employee Benefit Plan, and no circumstance has occurred that would subject the DSKX Group to a Tax or penalty imposed by either Section 502(i) of ERISA or Section 4975 of the Code.

(iii)        No Employee Benefit Plan to which the DSKX Group or any ERISA Affiliate made, or was required to make, contributions, or which any of them maintained or sponsored, during the past six years, is subject to Title IV of ERISA. Neither the DSKX Group nor any ERISA Affiliate contributes to, or has during the past six years contributed to, a Multiemployer Plan.

(iv)        Except as set forth on Section 4.14(d) of the DSKX Disclosure Schedule, the consummation of the transactions contemplated by this Agreement, either alone or in combination with any other event, will not give rise to any liability under any Employee Benefit Plan, including, without limitation, liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any current or former employee, officer, director, stockholder or other service provider of the DSKX Group or any direct or indirect Subsidiary thereof engaged in the DSKX or their beneficiaries. No amount that could be reasonably expected to be received (i) by a Business Employee (whether in cash or property), as a result of the consummation of the transactions contemplated by this Agreement, or (ii) by any employee, officer, director, stockholder or other service provider under any Employee Benefit Plan or otherwise would not be expected to be deductible by reason of Section 280G of the Code or would be subject to the excise Tax under Section 4999 of the Code. The DSKX Group has no indemnity obligation on or after the Closing Date for any Taxes imposed under Section 4999 or Section 409A of the Code.

45

(v)         The representations and warranties in this Section 4.14 are the sole and exclusive representations and warranties of DSKX related to the employee benefit matters addressed by such Section 4.14.

Section 4.15 Contracts.

(i)          Section 4.15(a) of the DSKX Disclosure Schedule sets forth an accurate list of the following Contracts to which any member of the DSKX Group engaged in the DSKX Business is a Party or by which any member of the DSKX Group is bound that is primarily used in, or otherwise necessary for, the operation of the DSKX Business (collectively, the “DSKX Business Contracts”):

(i)          each Contract (other than purchase orders for Inventory) that involves performance of services or delivery of goods or materials by any member of the DSKX Group engaged in the DSKX Business of an amount or value in excess of $25,000;

(ii)         each Contract (other than purchase orders for Inventory) that involves performance of services or delivery of goods or materials to any member of the DSKX Group engaged in the DSKX Business of an amount or value in excess of $25,000;

(iii)        each Lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any personal property (except personal property leases and installment and conditional sales agreements having aggregate payments of less than $50,000);

(iv)        each DSKX Contract in respect of Intellectual Property (other than licenses for shrinkwrap, clickwrap or other similar commercially available off-the-shelf software that has not been modified or customized by a third Party for the DSKX Business);

(v)         each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

(vi)        each joint venture, partnership, and other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by any member of the DSKX Group with any other Person;

(vii)       any agreement relating to indebtedness for borrowed money or extensions of credit;

(viii)      each Contract containing covenants that restrict the business activity of any member of the DSKX Group, including, but not limited to, any exclusivity covenants, or limit the freedom of any member of the DSKX Group to engage in any line of business or to compete with any Person;

46

(ix)         any agreement providing for indemnification by any member of the DSKX Group, other than indemnification provided to customers or vendors in the Ordinary Course of Business;

(x)          any employment or consulting Contract with any Business Employee, or any consultant or contractor of the DSKX Business, other than at-will arrangements that do not include severance or “change of control” provisions; and

(xi)         each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

(ii)         Except as set forth in Section 4.15(b) of the DSKX Disclosure Schedule, as of the date hereof, all of the DSKX Business Contracts are in full force and effect and are enforceable in accordance with their terms except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally, and (ii) is subject to general principles of equity.

(iii)        Except as set forth in Section 4.15(c) of the DSKX Disclosure Schedule, as of the date hereof, no DSKX Group member is in breach in any material respect of or default under (and to DSKX’s Knowledge, no event has occurred which with notice or the passage of time or both would constitute a breach in any material respect of or default under) any DSKX Business Contract nor, to DSKX’s Knowledge, is any other Party to any such DSKX Business Contract in breach in any material respect of or default under such DSKX Business Contract.

Section 4.16 Labor Matters. Since February 1, 2012, no member of the DSKX Group or any predecessor in interest thereto has been or is a Party to any collective bargaining agreement. There is no material strike, work stoppage, walkout, slowdown or picketing by any Business Employees, nor is any material grievance proceeding in progress or pending, or to DSKX’s Knowledge, threatened, between any member of the DSKX Group, on the one hand, and any Business Employee or any union or collective bargaining unit, on the other hand. Since February 1, 2012, (i) each member of the DSKX Group has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, worker classification, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closings and (ii) there has not been, there is not presently pending or existing, and, to DSKX’s Knowledge, there is not threatened, any complaint, charge or Proceeding against the DSKX Group relating to an alleged material violation of any Legal Requirement pertaining to labor relations or employment matters.

Section 4.17 Insurance. All policies of insurance existing on the date hereof relating to the DSKX Business, the DSKX Business Assets and the Company Business Employees (except for any such policies maintained to provide benefits to employees under an Employee Benefit Plan) are listed on Section 4.17 of the DSKX Disclosure Schedule, are in full force and effect, and no DSKX Group member is in default in any material respect with respect to its obligations under any such insurance policies. All premiums and other payments due from any member of the DSKX Group prior to the date of this Agreement under or on account of any such insurance policies have been paid as of the date hereof. Except as set forth on Section 4.17 of the DSKX Disclosure Schedule, there is no material insurance claim by any member of the DSKX Group pending under any of the policies in respect of the DSKX Business.

47

Section 4.18 Affiliate Transactions. Except as set forth in Section 4.18 of the DSKX Disclosure Schedule, there are no Contracts relating to transactions (other than related to continuing employment and benefit matters on arms’ length terms) between the DSKX Subsidiaries, on the one hand, and DSKX or any stockholder, director or executive officer of any member of the DSKX Group or any member of such stockholder’s, director’s or executive officer’s immediate family, or any Affiliate of such stockholder, director or executive officer on the other hand (other than agreements related to their employment on arms’ length terms). Except as set forth in Section 4.18 of the DSKX Disclosure Schedule, no director or executive officer of a DSKX Group owns directly or indirectly on an individual or joint basis any interest (other than passive investments in publicly traded securities) in, or serves as an executive officer or director of, any supplier or other Person (other than the other DSKX Group members) which has a material business relationship with a DSKX Group member.

Section 4.19 Brokerage. Except as set forth on Section 4.19 of the DSKX Disclosure Schedule, no DSKX Group member has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which PHMD or any Radiancy Group Member could become liable or obligated.

Section 4.20 Regulatory Matters. Except as set forth in Section 4.20 of the DSKX Disclosure Schedule: (a) no DSKX Group member has received, in respect of the DSKX Business, any written notice of adverse filing, warning letter, untitled letter or other written correspondence or written notice from the U.S. Food and Drug Administration, any comparable Governmental Agency in Europe or any other country or any other United States or foreign Governmental Entity, alleging or asserting noncompliance with the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.) (the “FFDCA”) or any comparable statute of any foreign Governmental Entity; (b) each of DSKX and each DSKX Subsidiary is in compliance in all material respects with applicable health care laws, including without limitation, the FFDCA, and the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), and the regulations promulgated pursuant to such laws, and comparable state laws (collectively, “Health Care Laws”); (c) each DSKX Group member is in compliance in all material respects with applicable anti-trust and trade practice laws, including regulations promulgated by the Federal Trade Commission or any comparable foreign Governmental Entity, (d) no DSKX Group member has received written notice that any Governmental Entity has taken, is taking or intends to take action to limit, suspend, modify or revoke any Permits required by the Health Care Laws or other Laws that are applicable to the DSKX Business, which has not been resolved in such DSKX Group member’s favor; and (e) no DSKX Group member has, in respect of the DSKX Business, either voluntarily or involuntarily, initiated, conducted, issued or caused to be initiated, any recall, market withdrawal, safety alert, post-sale warning, “dear doctor” letter, or other notice or action material to the DSKX Business relating to the alleged lack of safety or efficacy of any product or any alleged product defect or violation and, to DSKX’s Knowledge, no Person has initiated or conducted any such notice or action against any member of the DSKX Group. To DSKX’s Knowledge (without the requirement for inquiry or investigation), the research, studies and tests conducted by or on behalf of each DSKX Group member have been conducted with reasonable care and in accordance in all material respects with experimental protocols, procedures and controls adopted by such DSKX Group member pursuant to all Health Care Laws and Permits required by the Health Care Laws that are applicable to the DSKX Business or to such DSKX Group member.

48

Section 4.21 Foreign Corrupt Practices; OFAC. No DSKX Group member nor, to DSKX’s Knowledge, any director, officer, agent, employee or other person acting on behalf of any member of the DSKX Group has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, or (iv) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment. No DSKX Group member nor, to DSKX’s Knowledge, any director, officer, agent, employee or Affiliate of any member of the DSKX Group is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

Section 4.22 Accounting and Disclosure Controls. Each DSKX Group Member maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions related to the DSKX Business are executed in accordance with management’s general or specific authorizations, (ii) transactions related to the DSKX Business are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference. DSKX maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act) that are effective in ensuring that information required to be disclosed by DSKX in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by DSKX in the reports that it files or submits under the Exchange Act is accumulated and communicated to DSKX’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure. During the twelve (12) months prior to the date hereof, DSKX has not received any notice or correspondence from any accountant relating to any material weakness in any part of the system of internal accounting controls of DSKX.

Section 4.23 SEC Reports. DSKX has furnished or made available to PHMD complete and accurate copies, as amended or supplemented, of its (a) Registration Statements for registering securities under the Securities Act, and (b) all reports required to be filed under the Exchange Act, including (i) Annual Reports on Form 10-K for the fiscal years ended December 31, 2014 and 2013, as filed with the SEC, which contained audited balance sheets of DSKX as of December 31, 2014 and 2013, and the related statements of operation, changes in shareholders’ equity and cash flows for the years then ended; (ii) Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2015, (iii) all other reports filed by DSKX under Section 13 or subsections (a) or (iv) of Section 14 of the Exchange Act with the SEC (such of the foregoing filings with the SEC are collectively referred to herein as the “DSKX SEC Reports”). The DSKX SEC Reports constitute all of the documents required to be filed or furnished by DSKX with the SEC, including under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act, through the date of this Agreement. The DSKX SEC Reports have complied and remain compliant in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the staff of the SEC with respect to any of the DSKX SEC Reports. As of their respective dates, the DSKX SEC Reports, including any financial statements, schedules or exhibits included or incorporated by reference therein, did not contain, and they currently do not contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the DSKX Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC.

49

Section 4.24 Off-Balance Sheet Arrangements. Neither DSKX nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among any member of the DSKX Group, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, DSKX or any of its Subsidiaries in DSKX’s or any member of the DSKX Group’s published financial statements or other DSKX SEC Reports.

Section 4.25 Accountants. Marcum, LLP (the “DSKX Auditor”) is and has been throughout the periods covered by the financial statements of DSKX for the most recently completed fiscal year and through the date hereof (a) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002), (b) “independent” with respect to DSKX within the meaning of Regulation S-X and (c) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board. Except as set forth on Section 4.25 of the DSKX Disclosure Schedule, the report of the DSKX Auditor on the financial statements of DSKX for the past fiscal year did not contain an adverse opinion or a disclaimer of opinion, or was qualified as to uncertainty, audit scope, or accounting principles, although it did express uncertainty as to DSKX’s ability to continue as a going concern. During DSKX’s most recent fiscal year and the subsequent interim periods, there were no disagreements with the DSKX Auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures. None of the reportable events listed in Item 304(a)(1)(iv) or (v) of Regulation S-K occurred with respect to the DSKX Auditor.

Section 4.26 Minute Books. The minute books and other similar records of DSKX and each of the DSKX Subsidiaries contain, in all material respects, complete and accurate records of all actions taken at any meetings of directors (or committees thereof) of the DSKX Group or actions by written consent in lieu of the holding of any such meetings since the time of organization of each such corporation through the date of this Agreement. DSKX has provided true and complete copies of all such minute books and other similar records to PHMD’s representatives.

50

Section 4.27 Board Action. DSKX’s Board of Directors (a) has unanimously determined that the Merger is advisable and in the best interests of DSKX and its stockholders and is on terms that are fair to such DSKX stockholders, (b) has caused DSKX and the Board of Directors of Merger Sub, to approve the Merger and this Agreement by unanimous written consent, (c) adopted this Agreement in accordance with the provisions of the DGCL, and (d) directed that this Agreement and the Merger be submitted to the DSKX stockholders for their adoption and approval and resolved to recommend that the DSKX stockholders vote in favor of the adoption of this Agreement and the approval of the Merger and the transactions contemplated hereby.

ARTICLE V

COVENANTS AND AGREEMENTS OF THE PARTIES

Section 5.1 Public Announcements; SEC Filings. Neither PHMD, the Company, DSKX nor Merger Sub, or any of their respective Affiliates, shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other Parties, except as may be required by listing requirements or Legal Requirements. Notwithstanding the foregoing, the Parties have prepared a joint press release to be issued by the Parties immediately following the execution of this Agreement. The Parties shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all reports, including current reports on Form 8-K and comments thereto, in connection with this Agreement and the transactions contemplated hereby.

Section 5.2 Transaction Expenses; Transfer Taxes.

(i)          DSKX and Merger Sub shall bear all fees and expenses incurred by DSKX, Merger Sub and its Representatives in connection with the negotiation and execution of this Agreement and each other Transaction Document and the consummation of the transactions contemplated hereby and thereby. PHMD and the Company shall bear all fees and expenses incurred by PHMD or the Company in connection with the negotiation and execution of this Agreement and each other Transaction Document and the consummation of the transactions contemplated hereby and thereby.

(ii)         Notwithstanding anything to the contrary in this Agreement, all stamp, transfer, documentary, sales, use, registration and other such Taxes, levies and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby (collectively, “Transfer Taxes”), and the reasonable costs of preparing and filing the Tax Returns associated therewith, will be borne solely by PHMD. All Tax Returns with respect to Transfer Taxes shall be prepared and filed by the Person that customarily is responsible for the filing of such Tax Returns. The Parties shall reasonably cooperate with one another to lawfully minimize Transfer Taxes.

51

Section 5.3 Further Assurances. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things not inconsistent with this Agreement, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Transaction Documents. In addition, and without limitation of the foregoing, in the event that PHMD or any of its Subsidiaries (other than the Company) shall, following the Closing, come into possession of any of the Company Business Assets, PHMD shall promptly cause the transfer of such Business Assets to the Surviving Corporation and shall take such actions reasonably requested by the Surviving Corporation to memorialize such transfer.

Section 5.4 Post-Closing Access. Following the Closing, DSKX and the Surviving Corporation shall provide to PHMD and its Representatives reasonable access to the personnel, representatives, attorneys, accountants, properties, books and records of the Company and the Company Business upon reasonable advance written notice during regular business hours, and will permit PHMD to make copies of any such information in each case to the extent necessary for PHMD to comply with its obligations to the SEC or otherwise under the Exchange Act and as required for audit purposes.

Section 5.5 Employees; Employees Benefit Plans.

(i)          As at the Closing Date, Dr. Dolev Rafaeli, Dennis M. McGrath and all other officers and directors of PHMD who are not presently fully-time Business Employees of the Company shall (A) tender their resignations as officers of the Company, and (B) waive all rights to severance pay, termination pay or any accrued bonuses or other remuneration payable to them by the Company. All Business Employees of the Company shall be offered an opportunity to continue in the employment of the Surviving Corporation for a period of not less than 90 days following the Closing Date and the Effective Time of the Merger. In the event and to the extent that DSKX or the Surviving Corporation do not comply with the covenant set forth in the preceding sentence, or the laws of the jurisdiction in which any Foreign Subsidiary is organized require a longer waiting period than under the WARN Act prior to discharging or terminating any such employee, the Surviving Corporation shall be liable to pay any and all termination or severance pay or benefits to any Business Employee of the Company so terminated or discharged.

(ii)         Subject at all times to DSKX’s and the Surviving Corporation’s compliance with Section 5.5(a) above, PHMD shall be solely responsible for, and liable to pay, severance (if any) that becomes due to a Business Employee of the Company. DSKX and the Surviving Corporation are responsible for the provision of health plan continuation coverage in accordance with the requirements of Section 4980B of the Code, Part 6 of Title I of ERISA or any other applicable state or local Legal Requirement to any Business Employee of the Company who (x) voluntarily (not constituting a constructive discharge) resigns his or her employment with the Company and does not continue employment with the Company on or after the Closing Date, or (y) does not continue employment with the Company or any of their Affiliates on or after the Closing Date or (z) is a former Business Employee of the Company as of the Closing Date.

52

(iii)        As soon as reasonably practicable after the Closing Date or such later date agreed to by the Parties, but in no event later than June 30, 2016, DSKX or the Surviving Corporation shall take, or shall cause one of its Affiliates to take, all actions necessary to implement and establish “employee benefit plans” within the meaning of Section 3(3) of ERISA and a 401(k) plan intended to be qualified under Section 401(a) of the Code (collectively, “Applicable Plans”) in which the Company Business Employees shall be eligible to participate from and after the date of establishment. For purposes of determining eligibility to participate, vesting and benefit accrual in the Applicable Plans, the service of each Business Employee prior to the Closing Date shall be treated as service with the Company, to the extent recognized by PHMD prior to the Closing Date; provided, however, that such service shall not be recognized to the extent that such recognition would result in any duplication of benefits and DSKX shall not be required to provide service credit for benefit accrual purposes under any DSKX Plan that is a defined benefit pension plan. In addition, subject to applicable Legal Requirement, DSKX shall use its best efforts to ensure that the Applicable Plans waive, or caused to be waived, all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Business Employees under any DSKX Plan in which such Business Employees may be eligible to participate after the Closing Date.

(iv)        All Business Employees shall cease to participate in any Employee Benefit Plan sponsored by PHMD. PHMD shall retain all liabilities accrued through the Closing Date in respect of such Business Employees’ participation in PHMD Benefit Plans. From and after the Closing Date, DSKX and the Surviving Corporation shall assume and become sponsor of, by operation of Law, all Employee Benefit Plans maintained for Business Employees of the Company and have the reimbursement obligations to PHMD with respect to the costs and expenses associated with participation by the Company Business Employees in any Employee Benefit Plans sponsored by PHMD or any of their Affiliates.

(v)         Nothing contained in this Section 5.5, expressed or implied, shall (i) be treated as the establishment, amendment or modification of any Employee Benefit Plan or Applicable Plan or, except as expressly set forth in this Section 5.5, constitute a limitation on rights to amend, modify, merge or terminate after the Closing Date any Employee Benefit Plan or Applicable Plan, (ii) give any current or former employee, officer, director or other independent contractor (including any beneficiary or dependent of the foregoing) of the Parties or their respective Affiliates any third Party beneficiary or other rights, or (iii) except as explicitly set forth in this Section 5.5, obligate DSKX or any of its Affiliates to (A) maintain any particular Employee Benefit Plan or Applicable Plan, or (B) retain the employment or services of any current or former employee, officer, director or other service provider.

Section 5.6 Non-Compete and Non-Solicitation.

(i)          PHMD agrees that for a period of five (5) years after the Closing Date neither it nor any of its Affiliates shall, either directly or indirectly, alone or with others, engage in, own, manage, operate, finance, control, or provide services to, any Person that sells, distributes or otherwise provides, for use any of the Professional Products; provided, that nothing in this Section 5.6(a) shall preclude PHMD or any of its Affiliates from owning, solely as an investment, up to 5% of any Person engaged in any such business.

53

(ii)         PHMD agrees that for a period of five (5) years after the Closing Date neither it nor any of its directors or Affiliates shall, without the prior written consent of Merger Sub, directly or indirectly solicit the employment or services of, or retain, any Continuing Employee; provided, that the restrictions contained in this Section 5.6(ii) shall not apply to solicitations through job fairs or general solicitations or advertisements not directed at any particular individual.

(iii)        PHMD agrees that for a period of five (5) years after the Closing Date neither it nor any of its Affiliates shall, without the prior written consent of Merger Sub, knowingly cause or attempt to cause any customer of the Company Business to reduce or terminate its business relationship with the Surviving Corporation.

(iv)        PHMD agrees that for a period of five (5) years after the Closing Date neither it nor any of its directors or Affiliates shall, without the prior written consent of the DSKX Designees on the DSKX board of directors, directly or indirectly solicit the employment or services of, or retain any Business Employee of any member of the Radiancy Group as of the Closing; provided, that the restrictions contained in this Section 5.6(iv) shall not apply to solicitations through job fairs or general solicitations or advertisements not directed at any particular individual.

(v)         PHMD agrees that for a period of five (5) years after the Closing Date neither it nor any of its Affiliates shall, without the prior written consent of the DSKX Designees on the DSKX board of directors, knowingly cause or attempt to cause any customer of any Seller or any of their Affiliates to reduce or terminate its business relationship with such Seller or such Affiliate.

(vi)        If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 5.6(i), (ii), (iii), (iv) or (v) is invalid or unenforceable, then the Parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 5.6 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(vii)       In the event of any breach or attempted breach of any provision contained in Section 5.6(i), (ii), (iii), (iv) or (v), the aggrieved Party shall be entitled to injunctive and other temporary relief without the need to post a bond and, subject to the other limitations herein, to such other and further legal and equitable relief and damages as may be proper.

(viii)      In the event and to the extent that any material Contracts applicable to the Company Business and the Company Business Assets are terminable by the other party thereto as a result of the Merger contemplated hereby, all as listed on Section 3.15 of the Photomedex Technology Disclosure Schedule (the “Applicable Provisions”), PHMD agrees that, for the shorter of the period ending on (i) the date that is four (4) years after the Closing Date, or (ii) the date that the restrictions set forth each of the agreements would otherwise expire in accordance with their terms, PHMD shall, and shall cause its Affiliates to, seek to avoid enforcement, including by way of seeking equitable remedies and/or damages, the restrictions set forth in the Applicable Provisions for the benefit of DSKX and each member of the Radiancy Group. In such connection, DSKX or the Surviving Corporation shall reimburse PHMD for any such costs and expenses incurred in connection with compliance with the provisions of this Section 5.6(viii).

54

Section 5.7 Use of Corporate Names. On the Closing Date, PHMD shall provide DSKX with a two-year fully-paid license to use the word “Photomedex” in connection with its operation of the Professional Products Business. Conversely, neither PHMD nor any remaining Subsidiary of Affiliate of PHMD shall, following the Closing Date, use the name “Radiancy” or any of the trade names, copyrights or other Intellectual Property relating to the Professional Products to be sold by DSKX or any of its Subsidiaries following the Closing Date or the “Consumer Products” to be sold by DSKX or any of its Subsidiaries under the Photomedex Technology Merger Agreement, except as otherwise required in filings with Governmental Authorities.

Section 5.8 Radiancy Merger Agreement. On the Closing Date and immediately following the Effective Time of the Merger, all of the transactions contemplated by the Radiancy Merger Agreement shall have been consummated by the applicable Parties thereto.

Section 5.9 Failure to Consummate Mergers; Fiduciary Obligations of PHMD Directors, Break Up Fee and Termination Fees. All of the provisions, terms and conditions set forth in Section 5.9 of the Radiancy Merger Agreement are deemed to be incorporated herein by this reference as though more fully set forth herein at length.

Section 5.10 Preparation of Proxy Statements; PHMD Stockholders Meeting and DSKX Stockholders Meeting. All of the provisions, terms and conditions set forth in Section 5.10 of the Radiancy Merger Agreement are deemed to be incorporated herein by this reference as though more fully set forth herein at length.

Section 5.11 Access to Information; Confidentiality.

(a)          From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, DSKX shall, and shall use its reasonable best efforts to cause its Subsidiaries, officers, directors and Representatives to, afford to PHMD reasonable access during normal business hours, consistent with applicable Law, to its officers, key management employees, properties, offices, other facilities and books and records, and shall promptly furnish PHMD with all financial, operating and other data and information as PHMD shall reasonably request in writing (it being agreed, however, that the foregoing shall not permit PHMD or its officers, employees or representatives to conduct any environmental testing or sampling or other invasive testing). DSKX shall furnish to PHMD and its Representatives such available financial and operating data as PHMD may reasonably request. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of DSKX or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by the employees of DSKX or its Subsidiaries of their normal duties. Neither DSKX nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) breach any agreement with any third party, (ii) constitute a waiver of or jeopardize the attorney-client or other privilege held by the Company or (iii) otherwise violate any applicable Law.

55

(b)          PHMD and each of its Subsidiaries will hold and treat and will cause its Representatives to hold and treat in confidence all documents and information concerning DSKX and its Subsidiaries furnished to PHMD, its Subsidiaries and/or their respective Representatives in connection with the transactions contemplated by this Agreement and the Radiancy Merger Agreement, except for information that (i) was in the public domain at the time it was disclosed or has entered the public domain through no fault of PHMD; (ii) was known to PHMD, without restriction, at the time of disclosure, as demonstrated by files in existence at the time of disclosure; (iii) is disclosed with the prior written approval of the Company; (iv) was independently developed by PHMD without any use of the Confidential Information of DSKX and by employees of PHMD who have not had access to the Confidential Information, as demonstrated by files created at the time of such independent development; (v) becomes known to PHMD, without restriction, from a source other than DSKX without breach of this Agreement by PHMD and otherwise not in violation of DSKX’s rights; (vi) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that PHMD shall provide prompt notice of such court order or requirement to DSKX to enable DSKX to seek a protective order or otherwise prevent or restrict such disclosure.

(c)          From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, PHMD shall, and shall use its reasonable best efforts to cause its Subsidiaries, officers, directors and Representatives to, afford to DSKX reasonable access during normal business hours, consistent with applicable Law, to its officers, key management employees, properties, offices, other facilities and books and records, and shall promptly furnish DSKX with all financial, operating and other data and information as DSKX shall reasonably request in writing (it being agreed, however, that the foregoing shall not permit DSKX or its officers, employees or representatives to conduct any environmental testing or sampling or other invasive testing). PHMD shall furnish to DSKX and its Representatives such available financial and operating data as DSKX may reasonably request. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of PHMD or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by the employees of PHMD or its Subsidiaries of their normal duties. Neither DSKX nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) breach any agreement with any third party, (ii) constitute a waiver of or jeopardize the attorney-client or other privilege held by PHMD or (iii) otherwise violate any applicable Law.

(d)          DSKX and each of its Subsidiaries will hold and treat and will cause its Representatives to hold and treat in confidence all documents and information concerning PHMD and its Subsidiaries furnished to DSKX, its Subsidiaries and/or their respective Representatives in connection with the transactions contemplated by this Agreement (including any and all information or documents furnished in accordance with the Confidentiality Agreement), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

56

Section 5.12 Conduct of Businesses.        Between the date of this Agreement and the Closing Date, the Parties hereto do hereby agree as follows:

(a)          PHMD shall cause the Company to conduct the Company Business only in the Ordinary Course of Business and in such a manner as to not cause a breach of any of the representations and warranties set forth in Section 3.6 of this Agreement;

(b)          DSKX shall conduct the DSKX Business only in the Ordinary Course of Business and in such a manner as to not cause a breach of any of the representations and warranties set forth in Section 4.6 of this Agreement;

(c)          PHMD and DSKX shall each supply to the other, (i) unaudited management prepared monthly balance sheets (including all intercompany eliminations) of each member of the Radiancy Group and Photomedex Technology, and (ii) the unaudited management prepared monthly consolidated balance sheets of DSKX and its consolidated Subsidiaries;

(d)          except for dividends and distributions that may be required in the Ordinary Course of Business to (i) pay professional fees and other related costs of PHMD in order to consummate the transactions contemplated by this Agreement and the Photomedex Technology Merger Agreement, (ii) pay professional fees and other related costs to comply with applicable securities laws, and (ii) the payment of salaries to senior executive officers of PHMD in amounts not in excess of the periodic payments made to such individuals as at the date of this Agreement, PHMD shall not cause any member of the Radiancy Group or Photomedex Technology to make any distributions or dividends of cash or other property to PHMD or any other Affiliate of PHMD;

(e)          PHMD shall not cause or permit the Radiancy Group or Photomedex Technology to either defer the collection of its Accounts Receivable, or accelerate the payment of its Accounts Payable and accrued expenses, and shall use its reasonable best effects to cause the Adjusted Working Capital of the Radiancy Group or Photomedex Technology to be at least $11,500,000 as at the Closing Date;

(f)          DSKX shall not amend its articles of incorporation, certificate of incorporation, or bylaws or similar governing documents of any of its Subsidiaries in a manner that would materially and adversely affect the economic benefits of the Mergers to the holders of PHMD’s common stock or that would materially impede either Party’s ability to consummate the transactions contemplated by the Merger Agreements;

(g)          neither DSKX nor PHMD shall take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Section 2.12 not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable law;

(h)          neither DSKX nor PHMD shall take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

57

(i)          without the prior written consent of the other Party, neither DSKX nor PHMD shall incur any indebtedness, individually or in the aggregate (i) on behalf of DSKX in excess of $1,000,000, or (ii) on behalf of PHMD in excess of $1,000,000, whether evidenced by notes, debentures, mortgages or leases required to be capitalized under GAAP;

(j)          without the prior written consent of the other Party, neither DSKX nor PHMD shall incur incurring or obtain placement of any Liens on the assets and properties of DSKX, the DSKX Subsidiaries, the Radiancy Group or Photo-Tech, as applicable;

(k)          without the prior written consent of PHMD, other than the issuance of shares of DSKX Common Stock constituting the DSKX Merger Shares, DSKX shall not issue any shares of DSKX Common Stock or any warrants, options, convertible preferred stock (including shares of DSKX Series A Preferred Stock), convertible notes or other securities or rights issued or granted by DSKX entitling the holder(s) thereof to purchase or receive upon exercise or conversion of such securities or rights, shares of DSKX Common Stock at issuance prices, conversion prices or exercise prices below $2.00 per share;

(l)          neither DSKX nor PHMD shall: merge or consolidate DSKX, any DSKX Subsidiary, any member of the Radiancy Group, or Photomedex Technology, as applicable, with any other corporation; sell or lease all or any substantial portion of the assets or business of DSKX, any DSKX Subsidiary, any member of the Radiancy Group, or Photomedex Technology, as applicable; or make any acquisition of all or any substantial portion of the business or assets of any other Person by DSKX, any DSKX Subsidiary, any member of the Radiancy Group, or Photomedex Technology, as applicable;

(m)          DSKX shall not undertake any liquidation, dissolution or winding-up of the affairs of DSKX or any DSKX Subsidiary; or

(n)          neither DSKX nor PHMD shall agree to or make any commitment to, take, or adopt any resolutions of board of directors of the respective parties in support of, any of the actions prohibited by this Section 5.12.

Section 5.13   Section 5.13  Nasdaq Listing. As soon as reasonably practicable, but no later than ten (10) Business Days prior to the Closing Date, DSKX shall cause the shares of DSKX Photo-Tech Merger Shares and, if and when issued, the Conversion Shares and Make-Whole Shares, to be issued in the Merger to be approved for listing on Nasdaq, subject to official notice of issuance.

Section 5.14         Affiliate Letters.

(a)          PHMD shall deliver to DSKX, concurrently with the execution of this Agreement, the PHMD Affiliate Letters.

(b)          DSKX shall deliver to PHMD, concurrently with the execution of this Agreement, the DSKX Affiliate Letters.

58

Section 5.15         PHMD-Subsidiary Transactions. Notwithstanding Article VI, Article VII, and Section 8.3, effective upon the Closing, (a) any amounts (i) owed to PHMD by the Company or (ii) owed to the Company by PHMD shall be cancelled with no right of set-off, and (b) except as otherwise explicitly set forth herein, any amounts (i) obligation to PHMD by the Company or (ii) obligation to the Company by PHMD shall be cancelled and/or terminated with no right of set-off, costs or damages.

Section 5.16         Board Observer. DSKX shall permit, and shall cause each DSKX Subsidiary to permit, representatives of PHMD (no more than two) to attend any meeting of the board of directors of DSKX and/or such DSKX Subsidiary or any committees thereof or any senior management committee as an observer, provided that neither DSKX nor any DSKX Subsidiary shall be required to permit the PHMD representative to remain present during any confidential discussion of the Merger Agreements and the transactions contemplated hereby or thereby. PHMD shall receive not less than three (3) Business Days prior written notice (which may be by electronic mail) of any in person meeting, at which representatives of PHMD may attend telephonically, and not less than twenty-four hours prior written notice (which may be by electronic mail) of any telephonic meeting of such board. DSKX shall provide to PHMD a copy of any written consents of the foregoing board of directors or committees thereof (including supporting documentation and schedules), but in any event within one (1) Business Day following such action.

ARTICLE VI

INDEMNIFICATION

Section 6.1           Indemnification.

(a)          Subject to the limitations set forth in Section 6.3(ii) and (iii), PHMD agrees from and after the Closing Date to indemnify, defend and hold harmless each of DSKX and the Merger Sub and all of their respective officers, managers, directors, shareholders, members, Affiliates, employees and agents (collectively, the “DSKX Indemnified Persons”) from and against any Losses actually incurred by any of such DSKX Indemnified Persons arising out of or resulting from (i) any breach by PHMD or any member of the Radiancy Group of any representation or warranty of PHMD or the Radiancy Group contained in this Agreement or any other Transaction Document, or (ii) any breach by PHMD or any member of the Radiancy Group of any covenant or other obligation or agreement contained in this Agreement or any other Transaction Document; provided, in each case, that the relevant DSKX Indemnified Person has submitted to PHMD a Notice of Claim or Third Party Notice, as applicable, in respect thereof prior to the date of expiration of any applicable survival period specified in Section 6.3(i).

(b)          Subject to the limitations set forth in Section 6.3(ii) and (iii), each of DSKX and the Surviving Corporation agrees from and after the Closing Date to indemnify, defend and hold harmless PHMD and all of its and its Affiliates’ respective officers, managers, directors, shareholders, members, Affiliates, employees and agents (the “PHMD Indemnified Persons”) from and against any Losses actually incurred by the PHMD Indemnified Persons arising out of or resulting from (i) any breach by DSKX or Merger Sub of any representation or warranty of DSKX or Merger Sub contained in this Agreement or any other Transaction Document, or (ii) any breach by DSKX or Merger Sub of any covenant or other obligation or agreement of Merger Sub contained in this Agreement or any other Transaction Document; provided, in each case, that the relevant PHMD Indemnified Person has submitted to DSKX and Surviving Corporation a Notice of Claim or Third Party Notice, as applicable, in respect thereof prior to the date of expiration of any applicable survival period specified in Section 6.3(i).

59

Section 6.2           Procedures for Indemnification.

(i)          If any DSKX Indemnified Person or PHMD Indemnified Person (each, an “Indemnified Person”) shall claim indemnification hereunder for any matter (other than a Third Party Claim) for which indemnification is provided in Article VI, the Indemnified Person shall promptly after it first obtains knowledge of facts which could reasonably be expected to give rise to Losses that will serve the basis for such claim, give written notice (a “Notice of Claim”) to PHMD or Surviving Corporation, as applicable, setting forth the basis for such claim and the nature and estimated amount of the claim to the extent then feasible (which estimate shall not be conclusive of the final amount of the claim), all in reasonable detail; provided, that the failure of any Indemnified Person to give timely notice thereof shall not affect any of its rights to indemnification hereunder nor relieve PHMD or Surviving Corporation, as the case may be, from any of its indemnification obligations hereunder, except to the extent that it is actually prejudiced by such failure. If PHMD or Surviving Corporation, as applicable, disputes any claim set forth in the Notice of Claim, it may, at any time deliver to the Indemnified Person that has given the Notice of Claim a written notice indicating its dispute of such Notice of Claim, and the Parties shall attempt in good faith for a period of thirty (30) days after delivery of the dispute notice to agree upon the rights of the Parties with respect to such Notice of Claim. If no such agreement can be reached after good faith negotiation, the Parties shall have the rights and remedies, if any, available to them under this Agreement or applicable Legal Requirements.

60

(ii)         If an Indemnified Person shall claim indemnification hereunder arising from any Third Party Claim for which indemnification is provided in Section 6.2, the Indemnified Person shall promptly after it first obtains knowledge of such Third Party Claim, give written notice (a “Third Party Notice”) to PHMD or Surviving Corporation, as applicable (each, an “Indemnifying Person”), of the basis for such claim, setting forth the nature of the claim or demand in reasonable detail to the extent known by the Indemnified Person; provided, that the failure of any Indemnified Person to give timely notice thereof shall not affect any of its rights to indemnification hereunder nor relieve PHMD or Surviving Corporation, as the case may be, from any of its indemnification obligations hereunder, except to the extent that it is actually prejudiced by such failure. The Indemnifying Person, upon notice to the Indemnified Person, may at any time within thirty (30) days after receiving a Third Party Notice, at its own cost and through counsel of its choosing and reasonably acceptable to the Indemnified Person, defend any claim or demand set forth in a Third Party Notice. The Indemnifying Person shall have the right to compromise and settle all indemnifiable matters related to Third Party Claims which are susceptible to being settled and as to which it shall have properly assumed the defense; provided, that the Indemnifying Party shall not, without the prior written consent of the Indemnified Person settle or compromise any Third Party Claim or consent to the entry of any final judgment that does not include as an unconditional term thereof the delivery by the claimant or plaintiff of a written release or releases from all liability in respect of such Third Party Claim of all Indemnified Persons named in such Third Party Claim and the sole relief for which are monetary damages that are paid in full by the Indemnifying Party. In the event that a particular Third Party Claim is subject to the limitations set forth in Section 6.3(ii) and Section 6.3(iii) and the aggregate amount of such Third Party Claim exceeds the Indemnifying Person’s applicable maximum aggregate liability, the Indemnifying Person shall not reject any settlement or compromise offer without the prior consent of the Indemnified Person. The Indemnifying Person shall from time to time and otherwise at the Indemnified Person’s request apprise the Indemnified Person of the status of the claim, liability or expense and any resulting Proceeding and shall furnish the Indemnified Person with such documents and information filed or delivered in connection with such claim, liability or expense or otherwise thereto as the Indemnified Person may reasonably request, and shall diligently defend the applicable Third-Party Claim. The Indemnified Person shall not admit any liability to any third Party in connection with any matter which is the subject of a Notice of Claim as to which the Indemnifying Party shall have properly assumed the defense and shall cooperate fully in the manner requested by the Indemnifying Party in the defense of such claim. Notwithstanding anything herein stated, the Indemnified Person shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, that if there exists a material conflict of interest between the Indemnified Person, on the one hand, and the Indemnifying Party, on the other hand, or if the Indemnified Person has been advised by counsel that there may be one or more legal or equitable defenses available to it that are different from or additional to those available to the Indemnifying Party, which, in either case, would make it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Person, then the Indemnified Person shall be entitled to retain its own counsel at the cost and expense of the Indemnifying Person (except that the Indemnifying Party shall not be obligated to pay the fees and expenses of more than one separate counsel for all Indemnified Persons, taken together). Until such time as the Indemnifying Person has timely delivered a notice of intent to defend a Third Party Claim to the Indemnified Person, the Indemnified Person shall, at the expense of the Indemnifying Person, undertake the defense of (with counsel selected by the Indemnified Person and reasonably acceptable to the Indemnifying Person) such claim, liability or expense, and shall have the right to compromise or settle such claim, liability or expense exercising reasonable business judgment; provided, that, such compromise or settlement shall not be effected within the first thirty (30) days after Indemnifying Party’s receipt of such Third Party Notice without the prior written consent of the Indemnifying Person (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.3           Limitations on Indemnification.

(i)          Survival.     The representations and warranties made in this Agreement shall terminate upon the eighteen (18) month anniversary of the Closing Date, except for the Fundamental Representations, which shall survive as follows: the representations and warranties in Section 3.10 (Tax Matters), Section 3.11 (Environmental Matters), and Section 3.14 (Employee Benefits) shall survive until sixty (60) days following the expiration of the statute of limitations applicable thereto (giving effect to any waiver, mitigation or extension thereof) and all other Fundamental Representations shall survive in perpetuity.

61

(ii)         Maximum Indemnified Amounts.    Subject to Section 6.3(iii) and Section 6.3(v), PHMD’s maximum aggregate liability to DSKX Indemnified Persons for indemnification (including costs incurred in the defense of such claim), under this Agreement and the Radiancy Merger Agreement, (other than with respect to Fundamental Representations) shall not exceed the aggregate amount of $4,500,000. Subject to Section 6.3(iii) and Section 6.3(v), DSKX and Surviving Corporation’s maximum aggregate liability to PHMD Indemnified Persons for indemnification (including costs incurred in the defense of such claim) under this Agreement or the Radiancy Merger Agreement (other than with respect to Fundamental Representations) shall not exceed the aggregate amount of $4,500,000.

(c)          Indemnity Basket and Method of Payment. Notwithstanding anything to the contrary, express or implied in this Agreement:

(A) No DSKX Indemnified Person shall be entitled to indemnification pursuant to Section 6.1(i) and no PHMD Indemnified Person shall be entitled to indemnification pursuant to Section 6.1(ii) (other than with respect to Fundamental Representations which shall not be subject to the limitations of this Section 6.3(iii)) under this Agreement and the Photomedex Technology Merger Agreement, unless and until the aggregate Losses incurred by all DSKX Indemnified Persons in respect of all claims under Section 6.1(i) or PHMD Indemnified Persons in respect of all claims under Section 6.1(ii) (other than with respect to Fundamental Representations) collectively exceeds $150,000 whereupon either DSKX Indemnified Persons or PHMD Indemnified Persons shall only be entitled to indemnification hereunder (subject to the other provisions of this Article VI) for all such Losses incurred in excess of such $150,000 threshold;

(B)         All amounts which PHMD or any Indemnifying Person on behalf of PHMD may be required to pay under Section 6.1(i) shall be paid by return to DSXK of an applicable amount of the Merger Consideration, applied against the return to DXKX of (i) first, any outstanding balance of the DSKX Note, (ii) next, if required, to the stated amount of DSKX Series A Preferred Stock and (iii) finally, if required, to any DSKX Photo-Tech Merger Shares or DSKX Conversion Shares (as determined by DSKX); and

(C)         All amounts which DSKX or any Indemnifying Person on behalf of DSKX may be required to pay under Section 6.1(ii) shall be paid by delivery of additional shares of DSKX Common Stock, valued at the then market price of such DSKX Common Stock as at the date such indemnification obligation is incurred.

(d)          The amount of any Losses for which indemnification is provided under this Agreement shall be reduced by (i) any amounts realized by the Indemnified Person as a result of any indemnification, contribution or other payment by any third Party, (ii) any insurance proceeds actually recovered by any Indemnified Person (which amount shall be reduced by the amount by which insurance premiums for the Indemnified Person are increased as a direct result of the Losses for which such insurance proceeds were received by the Indemnified Person) or any amounts actually recovered by any Indemnified Person pursuant to any indemnification agreement with any Person and (iii) any Tax savings actually realized by the Indemnified Person (or its Affiliate) in the taxable year in which the Loss is incurred. The Indemnified Persons shall use their commercially reasonable efforts to pursue any claims for insurance, Tax benefits, indemnification, contribution and/or other payments available from third parties with respect to Losses for which it will seek, or has sought, indemnification hereunder.

62

(e)          Notwithstanding anything to the contrary in this Agreement, the limitations, thresholds and qualifications set forth in this Article VI: (a) shall not apply in the case of fraud or willful breach, or (b) in any manner preclude an Indemnified Person from seeking any non-monetary equitable remedy, including specific performance or a preliminary or permanent injunction.

(f)          Subject to Section 6.3(iii) above, the indemnification provided in this Article VI and in Section 7.2 (including all limitations contained herein) shall be the sole and exclusive remedy for all matters relating to this Agreement, the transactions contemplated hereby, and for the breach of any representation, warranty, covenant or agreement contained herein, and the Parties each expressly waive any and all claims which it may have with respect to the foregoing, other than any Indemnification Claims to the extent provided for in this Article VI and in Section 7.2 .

(g)          The representations, warranties, covenants and obligations of a Party and the rights and remedies that may be exercised by the Indemnified Persons based on such representations, warranties, covenants and obligations, will survive and not be limited or affected by any investigation conducted by any Indemnified Person with respect to, or any knowledge acquired (or capable of being acquired) by such Indemnified Person at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of, or compliance with or performance of, any such representation, warranty, covenant or obligation, and no Indemnified Person shall be required to show that it relied on any such representation, warranty, covenant or obligation of a Party in order to be entitled to indemnification pursuant to this Article VI.

(h)          Solely for the purpose of calculating Losses arising under this Article VI in respect of a breach of any representation or warranty (but, for the avoidance of doubt, not for the purpose of determining whether any such breach occurred), any Material Adverse Effect, materiality, material or similar limitation set forth in such representation or warranty shall be disregarded.

Section 6.4           Adjustments to Merger Consideration. All indemnification payments under this Article VI shall be treated as adjustments to the Merger Consideration, unless otherwise required by applicable Legal Requirement

ARTICLE VII

TAX MATTERS

Section 7.1 Cooperation on Tax Matters.

(i)          The Parties shall reasonably cooperate with each other and with each other’s agents, including accounting firms and legal counsel, in connection with: (i) the preparation and filing of Tax Returns pursuant to this Article IX; and (ii) Tax Proceedings. Further, each Party shall provide to the other reasonable access to the books and records in such Party’s possession in connection with the preparation and filing of Tax Returns of or relating to the Radiancy Foreign Subsidiaries, or the conduct of a Tax Proceeding. Any information or documents provided under this Section 7.1 shall be kept confidential by the Party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any Proceedings relating to Taxes.

63

(ii)         DSKX or Surviving Corporation shall promptly notify PHMD in writing upon receipt by DSKX or Surviving Corporation or any of their Affiliates of notice of any Proceeding with respect to Taxes of a Foreign Subsidiary which could result in any Tax liability for which a Seller may be liable to a DSKX Indemnified Person hereunder (“Tax Proceedings”), provided, that the failure of DSKX or Surviving Corporation to give prompt notice thereof shall not affect any of its rights to indemnification hereunder nor relieve PHMD from any of its indemnification obligations hereunder, except to the extent that PHMD is materially prejudiced by such failure. The disposition of such Tax Proceedings shall be governed by the procedures of Section 6.2; provided, however, that, notwithstanding any other provision of this Agreement, PHMD shall have sole control over all Tax Proceedings that are disclosed on the Radiancy Disclosure Schedule hereto, and all Tax Proceedings with respect to the Radiancy Foreign Subsidiaries where the applicable Tax Returns are not filed by a Foreign Subsidiary separately from PHMD or its Affiliates, and neither DSKX or Surviving Corporation nor any of its Affiliates shall have participation rights, or the ability to approve settlements of, such Tax Proceedings, and Surviving Corporation shall promptly cause PHMD to receive all authorizations necessary to conduct and dispose of such Tax Proceedings, provided however, that no settlement of such Tax Proceedings shall entered into without the prior written consent of DSKX (not to be unreasonably withheld or delayed) if the settlement has an adverse tax effect on Surviving Corporation for taxable periods (or portions thereof) beginning after the Closing Date or results in a Tax liability for which DSKX or Surviving Corporation would not be fully indemnified by PHMD under this Agreement.

Section 7.2 Tax Indemnification. PHMD shall indemnify the DSKX Indemnified Persons and hold them harmless from and against all Taxes of the Company, including any liability for Taxes allocable to or arising out of the Business or ownership of the Business Assets for any Pre-Closing Tax Period and including all Taxes incurred by the Company due to the conveyance by PHMD and its Affiliates of the Business Assets under this Agreement); and (iii) all Taxes that are the responsibility of Company pursuant to Section 5.6(b); provided, however, that in the case of clauses (i), (ii) and (iii) above, PHMD shall be liable only to the extent that such Taxes are in excess of the amount, if any, taken into account as a liability in determining the Working Capital on the Closing Date as finally determined under this Agreement and by reducing the amount of any indemnity payment by the amount of (x) any tax benefit to the DSKX Indemnified Persons that is attributable to the loss and (y) any offsetting and recoverable Taxes in other jurisdictions. PHMD’s obligation to indemnify and hold harmless Surviving Corporation and each Surviving Corporation Affiliate under this Section 7.2 shall survive until sixty (60) days following the expiration of the statute of limitations applicable to the underlying Tax (giving effect to any waiver, mitigation or extension of the subject statute of limitations); provided, however, that if notice of a claim shall have been timely given to PHMD under Section 6.2 or Section 7.1(b) on or prior to such survival termination date, PHMD’s obligation to indemnify and hold harmless the DSKX Indemnified Persons in respect of such claim shall survive beyond such date until such claim for indemnification has been satisfied or otherwise resolved. Any amounts paid or payable under this Section 7.2 shall be without duplication with amounts otherwise payable under this Agreement.

64

Section 7.3 Straddle Period. In the case of any Taxable Period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes for the Pre–Closing Tax Period shall be determined as follows:

(i)          In the case of Taxes based upon income, gross receipts (such as sales taxes) or specific transactions such as the sale or other transfer of property and payroll, the amount of Taxes attributable to any Pre–Closing Tax Period shall be determined by closing the books of the Company as of the end of the Closing Date.

(ii)         In the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of Taxes attributable to any Pre–Closing Tax Period shall be equal to the amount of Taxes for such Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Pre–Closing Tax Period included in the Straddle Period and the denominator of which is the total number of days in the Straddle Period.

Section 7.4 Responsibility for Filing Tax Returns for Periods through Closing Date.

(i)          PHMD shall prepare all Tax Returns of the Company for all Taxable Periods ending on or before the Closing Date in a manner consistent with past practice of the Company, unless otherwise required under applicable Legal Requirements. PHMD shall provide DSKX with drafts of such Tax Returns (along with supporting work papers and schedules) within sixty (60) days of the due date therefor (including timely requested extensions), and Surviving Corporation shall be allowed to review such Tax Returns and provide PHMD with comments thereto, with PHMD to accept all reasonable comments provided by DSKX within thirty (30) days of the receipt of the original or revised draft (as applicable), and with such Tax Returns, as finally agreed between the Parties, to then be filed by the Party legally required to file such Tax Returns. Notwithstanding the foregoing, in the case of a Tax Return that is due within thirty (30) days after the Closing Date (including extensions thereof), PHMD shall provide a copy of such Tax Return (along with supporting work papers and schedules) and DSKX shall review and comment, in each case as soon as practical before the filing due date (including extensions). The Surviving Corporation shall timely file returns as finally agreed to. Without duplication for amounts otherwise paid under Section 6.1(a) or Section 7.2, DSKX, on behalf of Photomedix Technology, shall pay all Taxes shown due and payable on such Tax Returns.

(ii)         The Surviving Corporation shall prepare all Tax Returns of the Company for Straddle Periods in a manner consistent with past practice of the Company, unless otherwise required under applicable Legal Requirements. Surviving Corporation shall provide PHMD with drafts of such Tax Returns (along with supporting work papers and schedules) within sixty (60) days of the due date therefor (including timely requested extensions), and PHMD shall be allowed to review such Tax Returns and provide Surviving Corporation with comments thereto, with Surviving Corporation to accept all reasonable comments provided by PHMD within thirty (30) days of the receipt of an original or revised draft (as applicable). Notwithstanding the foregoing, in the case of a Tax Return that is due within thirty (30) days after the Closing Date or the Taxable Period to which it relates (including extensions thereof), the Surviving Corporation shall provide a copy of such Tax Return (along with supporting work papers and schedules) and PHMD shall review and comment, in each case as soon as practical before the filing due date (including extensions). PHMD shall reimburse Surviving Corporation for all Taxes shown due and payable on such Tax Returns that are allocable to the Pre–Closing Tax Period no later than three (3) Business Days prior to the due date of the applicable Tax Return, to the extent that the Taxes so allocated exceed the amount, if any, of such Taxes that were taken into account as a liability in determining the Working Capital on the Closing Date as finally determined under.

65

Section 7.5 Amended Returns and Retroactive Elections. Under otherwise required under applicable Legal Requirements, Surviving Corporation shall not (i) amend or revoke any Tax Returns filed with respect to any Taxable Period ending on or before the Closing Date or with respect to any Straddle Period, or (ii) make any Tax election that has retroactive effect to any such Taxable Period or Straddle Period, in each such case without the prior written consent of PHMD (not to be unreasonably withheld or delayed).

Section 7.6 Refunds and Tax Benefits. Any Tax refunds of Taxes of the Company that are received by Surviving Corporation and any amounts credited against Tax of the Company Foreign Subsidiaries to which the Company or the Surviving Corporation become entitled, allocable to the Pre–Closing Tax Period shall be for the account of PHMD, (excluding any refund or credit attributable to any loss in a tax year (or portion of a Straddle Period) beginning after the Closing Date applied (e.g., as a carryback) to income in the Pre–Closing Tax Period), and Surviving Corporation shall pay over or cause to be paid over to PHMD any such refund or the amount of any such credit (net of any Taxes and reasonable expenses of Surviving Corporation attributable to such refund or credit) within fifteen (15) days after receipt or entitlement thereto; provided, however, Surviving Corporation shall not be required to pay over to PHMD any such refund or the amount of any such credit up to the amount of any such refund or credit taken into account in determining the Adjusted Working Capital on the Closing Date as finally determined under this Agreement.

Section 7.7 Tax Sharing Agreements. PHMD shall cause all Tax Sharing Agreements between the Radiancy Foreign Subsidiaries, on the one hand, and the Company (or any other Person) to be terminated effective on the Closing.

Section 7.8 Tax Clearance Certificates. Surviving Corporation acknowledges that the Radiancy Group and their Affiliates have not taken, and do not intend to take, any action required to comply with any applicable bulk sale or bulk transfer laws or similar laws and hereby waives compliance therewith; it being understood that any liabilities arising out of the failure of the Company to comply with the requirements and provisions of any such Laws in any jurisdiction shall not limit Merger Sub’s rights under Section 7.2.

66

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated by either or both of PHMD and DSKX, and the Mergers contemplated by this Agreement and the Radiancy Merger Agreement may be abandoned at any time prior to the Effective Time, whether before or after the PHMD Stockholder Approval has been obtained in accordance with the provisions and subject to the terms and conditions of Section 8.1 of the Radiancy Merger Agreement.

Section 8.2 Effect of Termination.

(a)          In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of PHMD and the Company, on the one hand, or DSKX and the Merger Sub, on the other hand, except that if there has been any material and willful, intentional or knowing (i) failure of any party to perform its covenants, agreements or obligations hereunder or (ii) breach by any party of its representations and warranties contained in this Agreement, then such party will be fully liable for any liabilities or damages suffered by the other parties hereto as a result of such failure or breach.

(b)          Notwithstanding anything to the contrary, express or implied contain in this Agreement or the Radiancy Merger Agreement, a termination of the Radiancy Merger Agreement shall constitute an automatic termination of this Agreement.

(c)          Notwithstanding anything to the contrary in Section 8.2(a) above, in the event of termination of this Agreement, the Confidentiality Agreement and the provisions of Sections 3.19 and 4.19 (Brokerage), Section 5.1 (Public Announcements; SEC Filings), Section 8.2 (Effect of Termination), Section 8.3 (Fees and Expenses), Section 9.2 (Consent to Amendments), Section 9.3 (Entire Agreement), Section 9.4 (Successors and Assigns), Section 9.5 (Governing Law; Consent to Jurisdiction; Venue; Waiver of Jury Trial), Section 9.7 (Notices), Section 9.11 (No Third Party Beneficiaries), Section 9.12 (No Strict Construction), and Section 9.14 (Enforcement) of this Agreement shall survive the termination hereof.

Section 8.3 Fees and Expenses.

The respective obligations of PHMD and DSKX to pay any Termination Fee, any PHMD Expense Reimbursement fee, or any DSKX Expense Reimbursement fee shall be governed solely by the provisions set forth in Section 8.3 of the Radiancy Merger Agreement; it being expressly understood and agreed by the Parties that (a) the sole obligation of PHMD to pay a Termination Fee or a DSKX Expense Reimbursement fee, and (b) the sole obligation of DSKX to pay a PHMD Expense Reimbursement fee is only as set forth in Section 8.3 of the Radiancy Merger Agreement.

67

ARTICLE IX

MISCELLANEOUS

Section 9.1 Confidentiality. On and after the Closing, DSKX shall (and shall cause its Affiliates to) maintain the confidentiality of all confidential or proprietary information of the Company and agrees not to, directly or indirectly, disclose any such confidential or proprietary information except to the extent that disclosure of any portion thereof is required by Legal Requirement or determined to be necessary to comply with any Legal Requirement or to the extent the information becomes generally available to the public other than as a result of disclosure by DSKX or its Affiliates. On and after the Closing, PHMD shall (and shall cause its Affiliates to) maintain the confidentiality of all confidential or proprietary information of DSKX and Merger Sub and agree not to, directly or indirectly, disclose any such confidential or proprietary information except to the extent that disclosure of any portion thereof is required by Legal Requirement or determined to be necessary to comply with any Legal Requirement or to the extent the information becomes generally available to the public other than as a result of disclosure by PHMD or its Affiliates. For the avoidance of doubt, upon the Closing, information relating to the Business is not confidential or proprietary information of the Company.

Section 9.2 Consent to Amendments. This Agreement may be amended or modified, and any provisions of this Agreement may be waived, in each case upon the approval, in writing, executed by, each of the Parties. No other course of dealing between the Parties or any delay in exercising any rights pursuant to this Agreement shall operate as a waiver of any rights of any Party.

Section 9.3 Entire Agreement. This Agreement, including the Radiancy Disclosure Schedule attached hereto, and the other Transaction Documents constitute the entire agreement among the Parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters, including, without limitation, that certain proposal letter dated as of November 20, 2015 issued by DSKX, which is hereby terminated and no longer of any further force or effect.

Section 9.4 Successors and Assigns. Except as otherwise expressly provided in this Agreement, all covenants and agreements set forth in this Agreement by or on behalf of the Parties shall bind and inure to the benefit of the respective successors and permitted assigns of the Parties, whether so expressed or not, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by DSKX or Merger Sub (on the one hand), or PHMD (on the other hand) without the prior written consent of PHMD or DSKX, as applicable. Any attempted assignment without such consent shall be null and void.

68

Section 9.5 Governing Law; Consent to Jurisdiction; Venue; Waiver of Jury Trial. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK FOR CONTRACTS ENTERED INTO AND TO BE PERFORMED IN SUCH STATE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK. EACH PARTY HERETO HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE COUNTY OF NEW YORK, STATE OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.6 No Additional Representations; Disclaimer.

(i)          DSKX and Merger Sub acknowledges and agrees that neither PHMD, the Company nor any of their respective Representatives, or any other Person acting on their behalf, has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, the Company Business or the Company Business Assets, except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be set forth in the Photomedex Technology Disclosure Schedule. DSKX and Merger Sub further agrees that neither PHMD, the Company nor any of their respective Representatives (or any of their directors, officers, employees, members, managers, partners, agents or otherwise), will have or be subject to any liability to DSKX or Merger Sub resulting from the distribution to DSKX or Merger Sub, or DSKX or Merger Sub’s use of, any such information, and any information, document or material made available to DSKX or Merger Sub or its Representatives in certain “data rooms” and online “data sites,” management presentations, management interviews, or any other form in expectation or anticipation of the transactions contemplated by this Agreement.

(ii)         PHMD and the Company acknowledges and agrees that neither DSKX, Merger Sub nor any of their respective Representatives, or any other Person acting on their behalf, has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the DSKX and its Subsidiaries, except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be set forth in the DSKX Disclosure Schedule. PHMD and the Company further agrees that neither DSKX, Merger Sub nor any of their respective Representatives (or any of their directors, officers, employees, members, managers, partners, agents or otherwise), will have or be subject to any liability to PHMD or the Company resulting from the distribution to PHMD and the Company, or their use of, any such information, and any information, document or material made available to PHMD and the Company or its Representatives in certain “data rooms” and online “data sites,” management presentations, management interviews, or any other form in expectation or anticipation of the transactions contemplated by this Agreement.

69

(iii)        Each of the Parties hereto acknowledges and agrees that it is consummating the transactions contemplated by this Agreement and the other Transaction Documents without relying on any representation or warranty, express or implied, by the other Parties whatsoever, except for the representations and warranties of PHMD and the Company expressly set forth in Article III hereof and the representations and warranties of DSKX and Merger Sub expressly set forth in Article IV hereof.

(iv)        In connection with their respective investigations of the Company and the Business and of the businesses presently conducted by DSKX and its Subsidiaries, each of the Parties has received, directly or indirectly, through its Representatives, from or on behalf of the other Parties or their Representatives, certain projections, including projected statements of operating revenues, income from operations, and cash flows of the Business (and the business transactions and events underlying such statements) and certain business plan information, projections, presentations, predictions, calculations, estimates and forecasts of the Business and other similar data. Each of the Parties acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans, statements, predictions, presentations, calculations and other similar data, that each of the Parties is well aware of such uncertainties, that each of the Parties is making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans, statements, calculations, presentations, predictions and other similar data so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans, statements, calculations, predictions and other similar data), and that none of the Parties nor their respective Indemnified Persons, shall have any claim under any circumstances against the other Parties or any other Person with respect thereto or arising therefrom. Accordingly, none of the Parties makes any representations or warranties whatsoever, to the other Parties or any other Person, with respect to such estimates, projections, forecasts, plans, statements, calculations, presentations, predictions and other similar data (including the reasonableness of the assumptions underlying such projections, forecasts, plans, statements, calculations, presentations, predictions and other similar data) and no such Person shall be entitled to rely on such estimates, projections, forecasts, plans, statements, calculations, presentations, predictions and other similar data for any purpose, including in connection with the transactions contemplated by this Agreement or the financing thereof.

Section 9.7 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by facsimile, or (c) sent by mail, certified or registered mail with postage prepaid or by a nationally recognized next-day or overnight delivery service, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses or facsimile numbers as a Party may designate by notice to the other Parties). All such notices, consents, waivers and other communications shall be deemed to have been given as follows: (x) if delivered by hand, on the day of such delivery, if prior to 5:00 p.m., (y) if by mail, certified or registered mail, next-day or overnight delivery, on the day delivered, and (z) if by facsimile, on the Business Day on which confirmation of successful transmission is received by the sender.

70

If to the PHMD or the Company to:

PhotoMedex, Inc.

100 Lakeside Drive, Suite 100

Horsham, Pennsylvania 19044

Facsimile: (215) 619-3209

Attention: Dennis McGrath, President

Email: dmcgrath@photomedex.com

with a copy, which shall not constitute notice to the Company, to:

Stevens & Lee, P.C.

620 Freedom Business Center, Suite 200

King of Prussia, PA 19406

Facsimile: (610) 988-0808

Attn.: Joseph Wolfson, Esq.

Email: jwo@stevenslee.com

If to DSKX or Merger Sub, to:

DS Healthcare Group, Inc.

1601 Green Road

Deerfield Beach, FL 33064

Attn: Renee Barch-Niles, CEO

Facsimile: 646.219.2572

Email: renee@dslaboratories.com

with a copy, which shall not constitute notice to DSKX or Merger Sub, to:

CKR Law LLP

1330 Avenue of the Americas, 14th floor

New York, NY 10019

Attn: Stephen A. Weiss

Tel: (212) 259-7300

Facsimile: (212) 400-6904

Email: sweiss@ckrlaw.com

Section 9.8 Disclosure Schedules. The Photomedex Technology Disclosure Schedule constitutes a part of this Agreement and is incorporated into this Agreement for all purposes as if fully set forth herein. Each disclosure made in the DSKX Disclosure Schedule shall be organized by reference to the Section of this Agreement to which it applies; provided, that disclosures in the PHMD Disclosure Schedule with respect to a particular representation or warranty in Article III of this Agreement shall be deemed to be disclosures made with respect to all representations and warranties in Article III of this Agreement with respect to which such disclosure reasonably relates if it is readily apparent that such disclosure would be applicable thereto. Except to the extent that the context otherwise explicitly requires, the disclosure of any item or matter in the Photomedex Technology Disclosure Schedule shall not in and of itself be taken as an indication of the materiality thereof or the level of materiality that is applicable to any representation or warranty set forth herein. The DSKX Disclosure Schedule constitutes a part of this Agreement and is incorporated into this Agreement for all purposes as if fully set forth herein. Each disclosure made in the DSKX Disclosure Schedule shall be organized by reference to the Section of this Agreement to which it applies; provided, that disclosures in the DSKX Disclosure Schedule with respect to a particular representation or warranty in Article IV of this Agreement shall be deemed to be disclosures made with respect to all representations and warranties in Article IV of this Agreement with respect to which such disclosure reasonably relates if it is readily apparent that such disclosure would be applicable thereto. Except to the extent that the context otherwise explicitly requires, the disclosure of any item or matter in the DSKX Disclosure Schedule shall not in and of itself be taken as an indication of the materiality thereof or the level of materiality that is applicable to any representation or warranty set forth herein.

71

Section 9.9 Counterparts. The Parties may execute this Agreement in two or more counterparts (no one of which need contain the signatures of all Parties), each of which shall be an original and all of which together shall constitute one and the same instrument.

Section 9.10 Time is of the Essence. The Parties hereby expressly acknowledge and agree that time is of the essence for each and every provision of this Agreement.

Section 9.11 No Third Party Beneficiaries. Except as otherwise expressly provided in this Agreement, no Person which is not a Party shall have any right or obligation pursuant to this Agreement.

Section 9.12 No Strict Construction. Each Party acknowledges that this Agreement has been prepared jointly by the Parties, and shall not be strictly construed against any Party.

Section 9.13 Headings. The headings used in this Agreement are for the purpose of reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

Section 9.14 Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, subject to the limitations contained in this Section 9.14, each of the Parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the State of New York located in New York County, New York or the United States District Court for the Southern District of New York, this being in addition to any other remedy to which such party is entitled at Law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

Signature page follows

* * * * *

72

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

DSKX

DS HEALTHCARE GROUP, INC.

By:	/s/ Renee Barch-Niles
Name: Renee Barch-Niles
Title: CEO

MERGER SUB

PHMD PROFESSIONAL ACQUISITION CORP.

By:	/s/ Renee Barch-Niles
Name: Renee Barch-Niles
Title: CEO

PHMD:

PhotoMedex, Inc.

By:	/s/ Dennis McGrath
Name: Dennis McGrath
Title: President

PHOTOMEDEX TECHNOLOGY

PHOTOMEDEX TECHNOLOGY, Inc.

By:	/s/ Dennis McGrath
Name: Dennis McGrath
Title: President

73

DSKX Articles of Amendment – Exhibit A

[Omitted]

Radiancy Merger Agreement– Exhibit B

[Omitted]

Registration Rights Agreement – Exhibit C

[Omitted]

Stockholders Agreement – Exhibit D

[Omitted]

Transition Services Agreement – Exhibit E

[Omitted]

Form of PHMD Affiliate Letter – Exhibit F-1

[Omitted]

Form of DSKX Affiliate Letter – Exhibit F-2

[Omitted]

Illustrative Working Capital Adjustment – Exhibit G

[Omitted]